UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CEDAR FAIR, L.P.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF LIMITED PARTNER UNITHOLDERS

When	Where	Record Date

Wednesday, May 19, 2021 at 2:00 p.m. EDT	Online via live webcast at www.virtualshareholdermeeting.com/FUN2021	Unitholders as of close of business March 26, 2021 are entitled to vote

Proposals and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
1. Elect Three (3) Class II Directors for a three-year term expiring in 2024	FOR	9
2. Confirm appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	14
3. Advisory approval of compensation of our named executive officers	FOR	15

Unitholders will also transact such other business as may properly come before the meeting.

Due to public health concerns regarding the coronavirus (COVID-19) pandemic, this year’s annual meeting will be a “virtual meeting” of unitholders. You will not be able to attend the annual meeting physically. You will be able to attend the annual meeting, as well as vote and submit your questions, during the live webcast by visiting www.virtualshareholdermeeting.com/FUN2021 and entering the 16-digit control number included on your proxy card. Further details regarding the virtual meeting format can be found in the Virtual Meeting Considerations section.

Your vote is important and we encourage you to vote promptly, even if you plan to virtually attend the annual meeting. You may vote your units via the Internet, a toll-free telephone number or you may sign, date and mail the proxy card in the envelope provided. If you attend the annual meeting virtually, you may revoke the proxy and electronically vote on all matters brought before the annual meeting.

Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals. Should you have any questions, you may contact Cedar Fair’s Investor Relations Department at (419) 627-2233.

By Order of the Board of Directors,

CEDAR FAIR MANAGEMENT, INC.

Richard A. Zimmerman

President and Chief Executive Officer

One Cedar Point Drive

Sandusky, Ohio 44870-5259

April 7, 2021

2021 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary is part of the proxy statement but does not contain all of the information that you should consider. Please carefully read the entire proxy statement before voting.

2021 Annual Meeting Information

When	Where	Record Date

Wednesday, May 19, 2021 at 2:00 p.m. EDT	Online via live webcast at www.virtualshareholdermeeting.com/FUN2021	Unitholders as of close of business March 26, 2021 are entitled to vote

Voting:	Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.
We encourage you to vote promptly, even if you plan to attend the virtual annual meeting.
You may vote your units via a toll-free telephone number or over the Internet or you may sign, date and mail the proxy card in the envelope provided.
More information on the voting process and requirements is available on pages 6-7.

Admission:	To be admitted to the live webcast, you must enter the 16-digit control number included on your proxy card. Further details regarding the virtual meeting format can be found in the Virtual Meeting Considerations section.

Proposals and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
1. Elect Three (3) Class II Directors for a three-year term expiring in 2024	FOR	9
2. Confirm appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	14
3. Advisory approval of compensation of our named executive officers	FOR	15

CEDAR FAIR, L.P. | 2021 Proxy Statement / 1

2020 Financial and Operating Summary

Cedar Fair had strong momentum coming into 2020. We achieved record 2019 results in net revenues, Adjusted EBITDA, attendance, in-park per capita spending and out-of-park revenues. We acquired Schlitterbahn Waterpark and Resort New Braunfels and Schlitterbahn Waterpark Galveston, two iconic water parks and one resort in Texas. We introduced a new WinterFest celebration at a sixth park, Canada’s Wonderland, opened the first Carowinds hotel, and acquired Sawmill Creek Resort near Cedar Point. We also made other strategic investments in infrastructure, marketable new rides and attractions, resort facilities and immersive events. For the 2020 operating season, we were anticipating the introduction of a new world-class giga coaster at Kings Island, an extensive waterpark renovation at California’s Great America, renovations at the newly acquired Schlitterbahn water parks and Sawmill Creek Resort, and new attractions to enhance notable anniversaries at Cedar Point and Knott’s Berry Farm, celebrating 150 and 100 years, respectively. Our operating momentum that yielded record results in 2019 continued through early 2020.

The novel coronavirus (COVID-19) pandemic abruptly disrupted our 2020 operating season, continues to disrupt our business in significant ways, and will have a lingering and uncertain effect on our business performance and operations. Most significantly, we closed our properties for several months in 2020 beginning on March 14. We ultimately resumed partial operations at 10 of our 13 properties in 2020, operating in accordance with local and state guidelines. Due to soft demand trends upon reopening, park operating calendars were adjusted for 2020, including reduced operating days per week and operating hours within each operating day. Following the March 2020 closure of our properties and in response to the negative effects of the COVID-19 pandemic, we took action to secure additional liquidity and to obtain relief from certain financial covenants, including the issuance of $1.3 billion senior notes and amendments to our credit facility to suspend and revise certain financial covenants, and to increase capacity and extend maturity on a portion of our revolving credit facility. We also suspended quarterly partnership distributions and a series of capital expenditures planned for the 2020 and 2021 operating seasons, and proactively reduced operating expenses and cash outflows.

As a result of the COVID-19 disruption, 2020 included only 487 operating days compared with 2,224 operating days in 2019. Consolidated net revenues for 2020 totaled $182 million, decreasing $1.3 billion, from $1.5 billion for 2019. This reflected the impact of a 25.3 million-visit decrease in attendance, a $1.94 decrease in in-park per capita spending, and a $101.3 million decrease in out-of-park revenues. For 2020, Adjusted EBITDA loss totaled $302.0 million compared with $504.7 million in Adjusted EBITDA for 2019. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation on pages 22-23 of the Company’s Form 10-K for fiscal 2020 for additional information regarding attendance, in-park per capita spending, out-of-park revenues and Adjusted EBITDA, including how we define these measures and a reconciliation of Adjusted EBITDA from net (loss) income. See Note 5 to our Consolidated Financial Statements in the Company’s Form 10-K for fiscal 2020 for a reconciliation of in-park and out-of-park revenues.

2 / 2021 Proxy Statement | CEDAR FAIR, L.P.

Board Composition

INDEPENDENCE	DIVERSITY

AGE DISTRIBUTION	DIRECTOR TENURE

BOARD STRUCTURE	COMMITTEE COMPOSITION	UNIT OWNERSHIP
9 Directors 3 - Class I 3 - Class II 3 - Class III	Board committees are composed entirely of independent directors.	We have unit ownership guidelines for our CEO, his direct reports and our Directors. All are in compliance or have time to comply.

DIRECTOR KEY SKILLS & COMPETENCIES

-  Leadership

-  CEO/executive management experience

-  Finance/accounting background and expertise

-  Other public and private company board experience

-  Strategic, operational, legal, compliance, governance and risk oversight experience

-  Sales and marketing experience

-  Technology background

-  Investment banking, financial services and private equity experience

-  Industry experience - e.g., in the travel, leisure, hospitality, hotel, entertainment, retail and other consumer-facing industries

CEDAR FAIR, L.P. | 2021 Proxy Statement / 3

Director Nominees

The Board is asking you to vote for each of the nominees listed below to serve as Directors of the general partner for three-year terms expiring at the annual meeting in 2024 and until their respective successors are duly elected and qualified. The Board believes that the attributes, skills and qualifications that Mr. Hanrahan and Mses. Shanahan and Smithart-Ogelsby have developed through their extensive leadership experience across finance, hospitality, consumer goods and consumer-facing industries, and their unique insights and perspectives make them exceptionally qualified to serve on the Board. The table below provides only select information about each nominee. Please see the section captioned Proposal One. Election of Directors starting on page 9 for detailed information about the background and qualifications of each Director nominee.

					Committee Membership			Other Public Company Boards
Name	Age	Director Since	Occupation Highlights	I	A	C	NCG
Daniel J. Hanrahan	63	2012	Consumer goods, retail, travel and hospitality executive with 40+ years experience	✓ CH				1
Lauri M. Shanahan	58	2012	Consumer goods and retail executive with 25+ years experience	✓		CC	✓	3
Debra Smithart-Oglesby	66	2012	Food and retail executive with 35+ years experience	✓		✓	CC	—

A = Audit Committee I = Independent Director	C = Compensation Committee CH = Chairman of the Board	NCG = Nominating and Corporate Governance Committee CC = Committee Chair

Continuing Directors

The table below provides select information about each of our Directors whose terms will continue following the annual meeting and who are not up for re-election this year. Please see the detailed information about the background and qualifications of each of these continuing Directors on pages 11-13.

					Committee Membership			Other Public Company Boards
Name	Age	Director Since	Occupation Highlights	I	A	C	NCG

Class I Directors serving until 2022:

Louis Carr	64	2020	Media and marketing executive with 35+ years experience	✓	✓			—

D. Scott Olivet	58	2013	Consumer goods executive with 35+ years experience	✓	✓	✓		—

Carlos A. Ruisanchez	50	2019	Finance, entertainment and hospitality executive with 25+ years experience	✓	✓	✓		—

Class III Directors serving until 2023:

Gina D. France	62	2011	Finance and investment banking executive with 40+ years experience	✓	CC		✓	2

Matthew A. Ouimet	63	2011	Leisure and entertainment executive with 40+ years of industry experience					—

Richard A. Zimmerman	60	2019	Leisure and entertainment executive with 35+ years of industry experience					—

A = Audit Committee I = Independent Director	C = Compensation Committee CC = Committee Chair	NCG = Nominating and Corporate Governance Committee

4 / 2021 Proxy Statement | CEDAR FAIR, L.P.

Executive Compensation Advisory Vote

The Board is asking for your advisory approval of the compensation of our named executive officers. We provide this opportunity annually, and we anticipate holding the next unitholder advisory vote on the compensation of our named executive officers at our 2022 annual meeting. Please see Proposal Three. Advisory Vote on Our Named Executive Officer Compensation on page 15 and the detailed information regarding our named executive officer compensation in the Compensation Discussion and Analysis section and the executive compensation tables and related narratives included in this proxy statement on pages 21-62.

PAY FOR PERFORMANCE: OUR COMPENSATION OBJECTIVES

- Incentivize our key employees to drive superior results

- Give key employees a proprietary and vested interest in our growth and performance

- Align executive compensation with unitholders’ interest by:

Emphasizing performance-based compensation
Directly tying compensation to Board-approved annual and long range plans
Increasing insider equity ownership

- Attract, retain and motivate exceptional leaders upon whom, in large measure, our sustained growth, progress and profitability depend

-   Reward successful individual performance and directly tie compensation to Company performance (with key performance metrics historically based on Adjusted EBITDA and a focus on specific strategic goals during response and recovery from the COVID-19 pandemic)

A majority of our targeted named executive officer compensation is contingent on corporate performance. Because our pre-COVID-19 compensation programs are primarily weighted toward Adjusted EBITDA performance, the incentive and retentive value for outstanding cash and equity grants for the management team was nullified. Consistent with our overall compensation philosophy and objectives, we re-examined our compensation strategy in recognition of the extreme business disruption, related uncertainty and pivot to critical business response and recovery initiatives in response to the effects of the COVID-19 pandemic. We implemented changes and made incentive-based unit awards to directly align executive compensation opportunities with the interests of our unitholders. We also took action to help retain critical talent and motivate our management team to achieve new strategic goals designed to optimize the Company’s position through the ongoing COVID-19 pandemic and drive the recovery expected to follow (see Compensation Discussion and Analysis).

COMPENSATION ELEMENTS AND MIX

Our program generally focuses on total direct compensation opportunities - i.e., the combination of base salary, annual cash incentive awards and long-term incentive compensation. See the Elements of Executive Compensation section of our Compensation Discussion and Analysis for a detailed discussion of these and the other elements of our compensation program. We seek to balance our executives’ compensation among the different elements and look to the relationship of cash and equity incentives to each executive’s salary in setting pay. The mix and relative levels of the compensation elements is position dependent and may vary year-to-year. The original 2020 compensation opportunities were designed around total direct compensation consistent with this approach. The impact of COVID-19 on the original awards, together with temporary salary reductions and additional incentive-based unit awards that we made, significantly altered the final mix of compensation opportunities for 2020. See the Compensation Mix - 2020 section.

OTHER KEY FEATURES

- Independent compensation consultant engaged by Compensation Committee	- Incentive compensation clawback provisions for CEO and his direct reports

- Alignment with unitholder interests	- No tax gross-ups or significant perquisites

- Anti-hedging policy for executive officers and directors	- Annual compensation risk assessment

- Anti-pledging policy for executive officers and directors, including the prohibition of holding units in margin accounts	- Mandatory unit ownership guidelines for CEO and his direct reports

CEDAR FAIR, L.P. | 2021 Proxy Statement / 5

THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. (the “Partnership” or the “Company”) by the Board of Directors of its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the annual meeting. We intend to mail a printed copy of this proxy statement and proxy card to our unitholders of record entitled to vote at the annual meeting on or about April 7, 2021.

Virtual Meeting Considerations

Due to public health concerns regarding the coronavirus (COVID-19) pandemic, the annual meeting will take place virtually via live webcast at www.virtualshareholdermeeting.com/FUN2021 on Wednesday, May 19, 2021 at 2:00 p.m. (EDT). You will not be able to attend the annual meeting physically.

Attending the Annual Meeting

To listen and participate, visit www.virtualshareholdermeeting.com/FUN2021 and enter the 16-digit control number included on your proxy card. The live webcast will start at 2:00 p.m. (EDT). You can vote and submit questions while attending the meeting online. You may log in 15 minutes before the start of the annual meeting to test your Internet connectivity.

Submitting Questions

You may log in 15 minutes before the start of the annual meeting to submit questions online. You will be able to submit questions during the annual meeting as well. Once you have logged into the webcast at www.virtualshareholdermeeting.com/FUN2021, simply type your question in the “ask a question” box and click “submit”.

Voting at the Annual Meeting

You will be able to vote during the annual meeting by providing your 16-digit control number when you log into the webcast at www.virtualshareholdermeeting.com/FUN2021.

Technical Difficulties

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Virtual Shareholder Meeting login page.

Matters to be Considered

Proposals

1.	Elect three (3) Class II Directors of the general partner to serve for a three-year term expiring in 2024 from those nominees nominated in accordance with our Partnership Agreement

2.	Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm

3.	Approve, on an advisory basis, the compensation of our named executive officers

The limited partners will also be asked to vote on any other matters that may be properly raised at the annual meeting. It is not anticipated that any other matters will be raised at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting To Be Held on May 19, 2021

The proxy statement and our annual report on Form 10-K are available free of charge at http://ir.cedarfair.com.

Voting Process

You may vote electronically at the annual meeting or through a proxy. However, even if you plan to attend the annual meeting, the Board urges you to submit your vote as soon as possible by mail, telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal

6 / 2021 Proxy Statement | CEDAR FAIR, L.P.

identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the accompanying proxy card, which solicits proxies on behalf of the Board of CFMI. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If you own units directly and submit a proxy, on or as instructed in the accompanying form, but do not provide voting instructions on your proxy, the units represented by your proxy will be voted for the election as Class II Directors of the Board’s nominees, Mr. Hanrahan, Ms. Shanahan and Ms. Smithart-Oglesby, in favor of each of Proposals 2 and 3, and in the discretion of the proxies upon such other business as may properly come before the meeting, in each case whether or not any other nominations are properly made at the meeting.

If you hold units indirectly in a brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of units held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. Under New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your units on the election of a director, or on the advisory vote on executive compensation. Your broker is permitted to vote your units on the appointment of our independent registered public accounting firm, even if you do not furnish voting instructions. If your units are held in “street name”, your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Any proxy given on the accompanying form or through the Internet or telephone may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed, by submitting a properly executed later-dated proxy to our Corporate Secretary at One Cedar Point Drive, Sandusky, Ohio, 44870, before the vote is taken at the annual meeting, or by participating in the virtual annual meeting and voting. Attendance at the virtual annual meeting will not cause your previously granted proxy to be revoked unless you vote at the meeting. If your units are voted through your broker or other nominee, you must follow directions received from your broker or other nominee to change your voting instructions.

If you have more questions about the proposals or if you would like additional copies of this document you should call or write:

Morrow Sodali, LLC

470 West Avenue

Stamford, CT 06902

Please call: (203) 658-9400 or

Call toll free at: (800) 662-5200

Email: FUN.info@investor.morrowsodali.com

Web address: www.morrowsodali.com

Record Date; Voting Rights; Quorum; Vote Required

CFMI has fixed the close of business on March 26, 2021 as the record date for unitholders entitled to notice of and to vote at the annual meeting. Only holders of record of units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.

A majority of the units entitled to vote at the annual meeting present, either virtually or represented by proxy, will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting. The nominees receiving the greatest number of votes cast for the election of Directors by the units represented at the annual meeting, either virtually or by proxy, will be elected. The affirmative vote of a majority of the units represented at the annual meeting, either virtually or by proxy, is required to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021. The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of units represented at the annual meeting, either virtually or by proxy. This say-on-pay vote on Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will consider the voting results when making future decisions regarding executive compensation as it deems appropriate.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 7

Abstentions will be counted for purposes of establishing a quorum at the annual meeting, will be counted as votes cast and will have the effect of a vote against a proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as votes cast.

As of March 26, 2021, there were 56,828,237 units outstanding and entitled to vote at the annual meeting, held by approximately 4,900 holders of record. As of March 26, 2021, the Directors and executive officers of the general partner and their affiliates beneficially owned 1,175,640 units (which includes 155,946 vested options and deferred equity compensation), or approximately 2.1% of the total units outstanding on that date. See Security Ownership of Certain Beneficial Owners and Management.

8 / 2021 Proxy Statement | CEDAR FAIR, L.P.

PROPOSAL ONE. ELECTION OF DIRECTORS

The Board of Directors of CFMI currently is comprised of nine directors. The Directors are divided into three classes: Class I, Class II, and Class III, and each class consists of three Directors. The terms of the Directors in Class II expire at this annual meeting. Our current Class II Directors are Daniel J. Hanrahan, Lauri M. Shanahan, and Debra Smithart-Oglesby.

At this meeting, Daniel J. Hanrahan, Lauri M. Shanahan, and Debra Smithart-Oglesby are nominated by the Board for election as Class II Directors to serve for three-year terms expiring at the annual meeting in 2024 and until their respective successors are duly elected and qualified. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors unanimously has approved, the nomination of Mr. Hanrahan and Mses. Shanahan and Smithart-Oglesby to whom we refer in this proxy statement as the Board’s nominees.

The Board believes that the attributes, skills and qualifications that Mr. Hanrahan and Mses. Shanahan and Smithart-Oglesby have developed through their extensive leadership experience across finance, hospitality, consumer goods and consumer-facing industries, and their unique insights and perspectives make them exceptionally qualified to serve on the Board. Mr. Hanrahan and Mses. Shanahan and Smithart-Oglesby will qualify as “independent” directors under the NYSE rules and our Corporate Governance Guidelines.

Each nominee has agreed to stand for election and has consented to being named in this proxy statement and to serve if elected. While the Partnership has no reason to believe that any of its nominees will be unable or unwilling to serve as a Director at the time of the annual meeting, in the unlikely event that any of them does not stand for election, the Board may reduce the number of Directors standing for election, or the proxies may use the accompanying proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting. The nominees who receive the greatest number of votes cast for the election of Directors at the annual meeting by the units present, either virtually or by proxy, and entitled to vote will be elected. Set forth below is biographical and other information about the Board’s nominees and the continuing Directors, including information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a Director.

BOARD RECOMMENDATION: FOR EACH of the nominees recommended by the Board for election as Class II Directors.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 9

The Board of Directors unanimously recommends a vote FOR these nominees.

Nominees recommended by the Board for election as Class II Directors to serve until 2024:

Daniel J. Hanrahan	Chairman of the Board
Director since: 2012 Age: 63

Daniel J. Hanrahan brings more than 40 years of experience, including from a variety of sales and marketing, general manager, president and chief executive officer roles across the consumer packaged goods, retail, travel and hospitality sectors. In January 2020, he was appointed Chairman of the Board of Directors. He served as the president and chief executive officer and director of the Regis Corporation (NYSE: RGS), a global leader in beauty salons and cosmetology, from August 2012 through April 2017. Prior to joining Regis, he served as president and CEO of Celebrity Cruises, a cruise line and division of Royal Caribbean Cruises (NYSE: RCL), from 2007 to 2012. He was promoted to president in 2005 and to CEO in 2007 after his highly successful management of the sales and marketing division for Royal Caribbean. Prior to joining Royal Caribbean, Mr. Hanrahan served in executive-level positions with Polaroid Corporation and Reebok International Ltd. In 2004, he was named one of the “Top 25 Extraordinary Minds in Hospitality Sales and Marketing” by Hospitality and Sales Marketing Association International. In 2017, Mr. Hanrahan was appointed as a director and member of the audit committee at Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND), a global provider of expedition cruises and adventure travel experiences. He joined the board of Foss Swim Schools, a Prairie Capital company, in April 2019. Mr. Hanrahan has served as a Director since June 2012 and previously served as Chairman of the Compensation Committee. Mr. Hanrahan is qualified to serve on the Board of Directors primarily as a result of his significant executive-level experience across a wide spectrum of consumer-facing brands, including in the retail, travel and hospitality sectors, as well as his more than 40 years of experience in sales and marketing.

Lauri M. Shanahan
Director since: 2012 Age: 58 Committees: Compensation Nominating & Governance

Lauri M. Shanahan has over 25 years of executive and board leadership experience across a number of global, omni-channel and multi-brand consumer businesses, including Gap, Inc. (NYSE: GPS). She joined Gap, Inc., a leading global apparel retail company, in 1992 and served in numerous leadership roles including chief administrative officer and chief legal officer during her 16-year career with the company. She currently serves on the board of directors of Deckers Brands (NYSE: DECK), a global footwear, accessories and apparel lifestyle company with a portfolio of premium brands, Treasury Wine Estates (ASX: TWE), a vertically integrated, global wine company based in Melbourne, Australia with 70+ brands, and G Squared Ascend I (NYSE: GSQD.UN), a special purpose acquisition company (SPAC) focused on target businesses in software-as-a-service, online marketplaces, mobility 2.0/logistics, fintech/insurtech, new age media, and sustainability. She chairs the governance committee of Deckers Brands. She is a member of the remuneration committee of Treasury Wine Estates. In addition, Ms. Shanahan serves as a member of the California State Personnel Board, which oversees all policies relating to the implementation and enforcement of the merit-based system for all current and prospective state employees. She previously served on the board of Charlotte Russe Holdings, Inc., a women’s apparel, footwear and accessories retailer, from 2009 through January 2019, where she served as chairman of the board and chair of the compensation committee. Shanahan has served as a Director since June 2012, is the Chair of the Compensation Committee and is a member of the Nominating and Corporate Governance Committee. She previously served as Chair of the Nominating and Corporate Governance Committee. Ms. Shanahan is qualified to serve on the Board of Directors primarily as a result of her substantial public company management and leadership experience in the consumer goods and retail industries, which includes strategic, operational, ESG, legal and risk oversight experience, as well as her experience on the other boards on which she currently serves.

10 / 2021 Proxy Statement | CEDAR FAIR, L.P.

Debra Smithart-Oglesby
Director since: 2012 Age: 66 Committees: Compensation Nominating & Governance

Debra Smithart-Oglesby is a former certified public accountant with more than 35 years of financial and corporate leadership experience in the food service and retail industries. From January 2018 through December 2019, she served as the Lead Independent Director of the Board of Directors. From 2003 through 2018, Ms. Smithart-Oglesby served on the board of directors of Denny’s Corporation (NASDAQ: DENN), a full-service, family-style restaurant chain with approximately 1,700 eateries throughout the United States and several other countries. She served as the chair of Denny’s board from 2006 through 2017 and was the company’s interim chief executive officer from 2010 through 2011. Since 2000, she has been the president of O&S Partners, an investment capital and consulting services firm that invests in and provides consulting services to early-stage and transitioning hospitality and retail companies. Prior to joining O&S, Ms. Smithart-Oglesby helped to launch Dekor, Inc., a start-up company in the home improvement and decorating retail segment, as its chief financial officer. From 1997 to 1999, she was the president, corporate services and chief financial officer of First America Automotive, Inc., a new and used car retailer sold to Sonic Automotive. Prior to that, she spent 13 years as the executive vice president and chief financial officer for Brinker International (NASDAQ: EAT), one of the world’s leading casual dining restaurant companies. She held the position of chief financial officer and served on the Brinker Board from 1991 to 1997. Ms. Smithart-Oglesby has served as a Director since June 2012, is the Chair of the Nominating and Corporate Governance Committee and is a member of the Compensation Committee. Ms. Smithart-Oglesby is qualified to serve on the Board of Directors primarily as a result of the extensive management and leadership skills she has developed through her executive and board-level experience in the hospitality and retail industry, as well as her experience as a former certified public accountant for more than 35 years.

Class I Directors serving until 2022:

Louis Carr
Director since: 2020 Age: 64 Committees: Audit

Louis Carr is president of Media Sales for BET Networks, a leading provider of quality entertainment, music, news and public affairs television programming for the African-American audience and a subsidiary of Viacom, Inc. (NASDAQ: VIA) (NASDAQ: VIA.B). Mr. Carr has been with BET Networks for 35 years and is recognized as one of the most influential and prominent African Americans in the media and marketing industries. In 2016, Mr. Carr earned the Diversity Award from the Hyatt Corporation and another Lifetime Achievement Award from the Patricia Martin Legacy celebration honoring his work around diversity from both a personal and professional standpoint. Louis has also been listed on NAMIC’s Most Influential African Americans list in the cable industry several times. Mr. Carr has served on the boards of the Ad Council; International Radio and Television Society (IRTS); American Advertising Federation (AAF); the Video Advertising Board (VAB), formerly the CAB; and Boys Hope Girls Hope. He currently serves on the United States Track and Field Foundation. Utilizing his B.A. in Journalism from Drake University, Louis has become a compelling author, writing two books titled Dirty Little Secrets and The Little Black Book: Daily Motivations for Business and Personal Growth. At Cedar Fair, Mr. Carr has served as a Director since 2020 and is a member of the Audit Committee. Mr. Carr is qualified to serve on the Board of Directors primarily as a result of his more than 35 years of experience as an entertainment, media, and advertising executive.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 11

D. Scott Olivet
Director since: 2013 Age: 58 Committees: Audit Compensation

D. Scott Olivet is the chief executive officer of Renegade Brands, an investment company that primarily invests in apparel and other consumer companies, and an operating partner at Altamont Capital Partners, a private equity firm. From 2005 to July 2009, Mr. Olivet served as chief executive officer and director of Oakley, a manufacturer of sports performance equipment, then served as chairman of the board from July 2009 to February 2011. Prior to joining Oakley, he served as vice president of NIKE Subsidiaries and New Business Development where he was responsible for the Hurley, Converse, Cole Haan, Bauer Hockey, and Starter brands; senior vice president of Real Estate, Store Design, and Construction with Gap Inc., with responsibility across Gap, Banana Republic, and Old Navy brands; and as a partner with Bain & Company where he was also the leader of the worldwide practice in organizational effectiveness and change management. Mr. Olivet serves as executive chairman of RED Digital Cinema, an American manufacturer of digital cinematography tools, a position he has held since July 2009. Mr. Olivet also serves as chairman of Future Stitch since July 2018, director of Rockport Group since October 2018, and Director of Brixton Manufacturing since October 2014. He has previously served on the boards of Oakley, Collective Brands, Skullcandy, Fox Racing, Mervin Manufacturing, Dakine, HUF, and Hybrid Apparel. Mr. Olivet has served as a Director since 2013 and is a member of the Audit and Compensation Committees. Mr. Olivet is qualified to serve on the Board of Directors primarily as a result of his particular knowledge and professional experience in retail, merchandising, marketing, finance, strategy, technology, international business, and multi-division general management experience from his past public board experience and service as president and CEO of a nationally recognized company that conducts business in the retail industry.

Carlos A. Ruisanchez
Director since: 2019 Age: 50 Committees: Audit Compensation

Carlos A. Ruisanchez is a seasoned executive with extensive strategy, finance and senior management experience in the hospitality industry, including casinos, hotels, restaurants and entertainment businesses. He is the co-founder of Sorelle Capital Management, Sorelle Entertainment and Sorelle Hospitality, a series of firms focused on investing in and helping grow companies with entrepreneurs in the hospitality sectors and related real estate ventures. Prior to Sorelle, he served as president and chief financial officer of Pinnacle Entertainment, Inc. (NASDAQ: PNK), a leading regional gaming entertainment company, until its sale in October 2018. Mr. Ruisanchez joined Pinnacle in August 2008 as its executive vice president, strategic planning and development. He became Pinnacle’s chief financial officer in 2011, president and chief financial officer in 2013, and board member in 2016. During his tenure at Pinnacle, Mr. Ruisanchez, in addition to leading all of Pinnacle’s finance and analytic functions, led all merger, acquisition and divestiture activities, new development representing billions of dollars of transactions. Prior to joining Pinnacle, he worked at Bear, Stearns & Co. Inc., an investment banking firm, since 1997 and most recently served as senior managing director responsible for corporate clients in the gaming, lodging and leisure industries, as well as financial sponsor banking relationships. Mr. Ruisanchez has served as a Director since 2019 and is a member of the Audit and Compensation Committees. Mr. Ruisanchez’s extensive experience as a senior executive in the finance and entertainment industries provides the Board of Directors with expertise in operations, accounting, corporate finance, real estate, corporate governance, regulatory and risk assessment issues.

12 / 2021 Proxy Statement | CEDAR FAIR, L.P.

Class III Directors serving until 2023:

Gina D. France
Director since: 2011 Age: 62 Committees: Audit Nominating & Governance

Gina D. France has more than 40 years of strategy, investment banking and corporate finance experience. Currently, Ms. France is president and CEO of France Strategic Partners LLC, a strategy and transaction advisory firm serving corporate clients across the country. Before founding France Strategic Partners in 2003, Ms. France was a Managing Director with Ernst & Young LLP where she led a national client-facing strategy group. She has served as a strategic advisor to over 250 companies throughout the course of her career. Previously, Ms. France was an investment banker with Lehman Brothers in New York and San Francisco. Prior to Lehman Brothers, she served as the International Cash Manager of Marathon Oil Company. Ms. France also serves on the Corporate Boards of Huntington Bancshares Incorporated (NASDAQ: HBAN), a $123 billion asset regional bank holding company operating in 7 states; CBIZ, Inc. (NYSE: CBZ), an accounting services and employee benefits provider with over 100 offices nationwide; and the Bank of New York Mellon Family of Funds, a mutual fund provider. She has also served on the boards of FirstMerit Corporation prior to its acquisition by Huntington Bancshares and Dawn Food Products, one of the world’s largest manufacturers and distributors of bakery products. Ms. France, who has served as a Director since 2011, is the Chair of the Audit Committee and is a member of the Nominating and Corporate Governance Committee. Ms. France brings to the Board of Directors her leadership experiences in the investment banking, accounting and financial services fields, her expertise in financial reporting and risk oversight, and her experiences as a board member of several nationally recognized companies.

Matthew A. Ouimet
Director since: 2011 Age: 63

Matthew A. Ouimet has been a member of the Board of Directors since August 2011. He served as Executive Chairman of the Board of Directors from January 2018 through December 2019. Mr. Ouimet served as chief executive officer from January 2012 through December 2017 and was president of the Partnership’s General Partner from June 2011 through October 2016. Before joining Cedar Fair, Mr. Ouimet was president and chief operating officer for Corinthian Colleges (NASDAQ: COCO), a publicly traded company that owns and manages for-profit colleges throughout the United States and Canada, from July 2009 through October 2010 and was executive vice president-operations for Corinthian Colleges from January 2009 through June 2009. Prior to joining Corinthian Colleges, he served as president, Hotel Group for Starwood Hotels and Resorts Worldwide from August 2006 through September 2008. Before joining Starwood, Mr. Ouimet spent 17 years at The Walt Disney Company (NYSE: DIS), where he last served as President of the Disneyland Resort. He also served in a variety of other business development and financial positions during his employment with Disney, including president of Disney Cruise Line and executive general manager of Disney Vacation Club. Mr. Ouimet’s experience, leadership and management skills and his insights from his experience as Cedar Fair’s prior chief executive officer provide guidance, operational knowledge and management perspective to the Board.

Richard A. Zimmerman
Director since: 2019 Age: 60

Richard A. Zimmerman has been president and chief executive officer of Cedar Fair since January 2018 and a member of the Board of Directors since April 2019. Prior to becoming CEO, Mr. Zimmerman served as president and chief operating officer from October 2016 to December 2017 and served as chief operating officer from October 2011 to October 2016. Prior to that, he was appointed as executive vice president in November 2010 and as regional vice president in June 2007. He has been with Cedar Fair since 2006, when it acquired Kings Dominion. Mr. Zimmerman was vice president and general manager of Kings Dominion from 1998 through 2006. Mr. Zimmerman’s leadership and management skills and his insights from his experience as Cedar Fair’s president and chief executive officer provide guidance, operational knowledge and management perspective to the Board.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 13

PROPOSAL TWO. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for 2021 and requests that our unitholders confirm that appointment. Deloitte audited our consolidated financial statements and our internal control over financial reporting for 2020. A representative of Deloitte will be made available at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

If our unitholders do not confirm our appointment of Deloitte, the Audit Committee will reconsider whether to retain Deloitte, and may retain that firm or another firm without re-submitting the matter to our unitholders. In all cases, the Audit Committee retains its right to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our unitholders. The affirmative vote of a majority of the units present, either virtually or represented by proxy, at the annual meeting is required for ratification.

BOARD RECOMMENDATION: FOR Proposal Two to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

14 / 2021 Proxy Statement | CEDAR FAIR, L.P.

PROPOSAL THREE. ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory vote of our unitholders on the compensation of our named executive officers, which we are providing as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. As recommended by our unitholders and approved by the Board, we provide this opportunity annually, and we anticipate holding the next unitholder advisory vote on the compensation of our named executive officers at our 2022 annual meeting. We encourage you to review the detailed information regarding our named executive officer compensation provided in the Compensation Discussion and Analysis section and the executive compensation tables and related narratives included in this proxy statement.

Cedar Fair has a long-standing tradition of delivering results for our unitholders, and we believe our compensation program is appropriately structured to support our continued growth and success and to incentivize our high-performing executive team. The compensation of our named executive officers for 2020 was significantly altered in response to the COVID-19 pandemic and 2020 operational restrictions. A summary of the impact of the COVID-19 pandemic on our business and actions taken in response is provided in detail in the Compensation Discussion and Analysis section.

The COVID-19 pandemic and 2020 operational restrictions nullified the retentive and incentive value of our traditional Adjusted EBITDA-based awards. As a result, the Compensation Committee re-examined its compensation strategy. We made changes to our program to provide incentives with goals directly tied to post-COVID-19 strategic objectives, while continuing to maintain a significant portion of compensation through performance-based components. Our priorities have been and continue to be focused on executive and unitholder alignment and retaining key talent in the short- and the long-term. In addition, during the COVID-19 pandemic, we have emphasized protecting the health and safety of our guests and associates, enhancing liquidity, and using metrics that account for COVID-19 disruptions. Our executive compensation decisions continue to reflect our desire to recognize, incentivize and retain critical talent and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. Our executive compensation decisions demonstrate our commitment to these goals, as further explained in this proxy statement.

We ask that you support the compensation of our named executive officers. Although this vote is advisory and non-binding in nature, the Board and the Compensation Committee value the opinion of our unitholders and will consider the voting results when determining our compensation policies, philosophy and arrangements in the future.

BOARD RECOMMENDATION: FOR Proposal Three to approve, on an advisory basis, the compensation of our named executive officers.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 15

BOARD MATTERS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board is committed to strong leadership and effective corporate governance, including appropriate oversight of management. We review and evaluate our Board leadership structure periodically and decided to modify it as part of our recent executive leadership transition process. Accordingly, following a robust review process led by the independent members of the Board, Mr. Hanrahan was appointed independent Chairman of the Board effective January 2020. Mr. Ouimet served as Executive Chairman and Ms. Smithart-Oglesby served as Lead Independent Director from January 2018 through the end of 2019, roles to which they were appointed to in connection with Mr. Zimmerman’s promotion to President and Chief Executive Officer. These transitions followed our successful and extended succession plan that was developed and implemented by the Board over the past several years. We believe this structure is optimal for our current circumstances and that it provides continuity of leadership and oversight of management by the Board. The Board continues to review and evaluate this structure and the appointment of the Chairman on a periodic basis.

As our Chairman of the Board, Mr. Hanrahan’s duties include:

•	Presiding at all Board meetings, including executive sessions;

•	Convening meetings of the independent directors as deemed appropriate;

•	Assisting with information flow and approval of board schedules and agendas;

•	Leading the Board process for and working with the Compensation Committee to evaluate the performance and determine the compensation of the Chief Executive Officer;

•	Retaining counsel or other advisers on behalf of the independent directors; and

•	Performing such other functions and responsibilities requested by the Board from time to time.

Risk Oversight

The Board plays a direct role in monitoring and mitigating risks to the Partnership broadly and also administers its risk oversight role through its committee structure and the committees’ reports to the Board. The Board regularly reviews information regarding credit, liquidity and operational risk, and management identifies and prioritizes other material risks. The Board of Directors is kept abreast of each of the Committees’ risk oversight and other activities via regular reports of the Committee Chairs to the full Board. See Board Committees below for Committee descriptions and risk oversight activities.

The Board formally met 19 times in 2020 along with additional interactions between formal meetings. Committees of the Board met from time to time upon call of the Chairman of the Board or individual Committee Chairs. During 2020, each Director attended at least 75% of all of the meetings of the Board, inclusive of applicable committee meetings. Directors are expected to attend all meetings of the Board, meetings of the Committees on which they serve and the annual meeting absent occasional, unavoidable circumstances. All of the current board members, other than Mr. Carr who was appointed to the Board in November 2020, attended the 2020 annual meeting.

Executive sessions of all non-employee Directors are scheduled in conjunction with each regularly scheduled board meeting and were held 13 times during 2020. At least one of these executive sessions was attended by Independent Directors only. The Chairman of the Board presided at each executive session in 2020.

Board Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors, as that term is defined in the NYSE listing standards and CFMI’s Corporate Governance Guidelines, and each member of the Audit Committee is independent as required under Section 301 of the Sarbanes-Oxley Act of 2002. Each Committee conducts an annual evaluation of its performance, and the Nominating and Corporate Governance Committee annually conducts an evaluation of the Board, its Committees and the Chairman of the Board. Furthermore, we periodically rotate committee membership and chairmanship. In 2020, we transitioned the Compensation Committee chairmanship from Mr. Hanrahan to Ms. Shanahan and transitioned the Nominating and Corporate Governance Committee chairmanship from Ms. Shanahan to Ms. Smithart-Oglesby.

16 / 2021 Proxy Statement | CEDAR FAIR, L.P.

Audit Committee

Committee Members: Gina D. France (Chair) ✓ Louis Carr D. Scott Olivet Carlos A. Ruisanchez ✓ Number of Meetings in 2020: 5 ✓ Audit Committee Financial Expert	- - - -

Responsible for appointing and meeting with our independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions.

Meets frequently during the year and discusses with management and our independent registered public accountant: (1) current business trends affecting the Partnership; (2) major risks facing the Partnership; (3) steps management has taken to monitor and control such risks; and (4) adequacy of internal controls that could significantly affect the Partnership’s financial statements.

Reviews the Partnership’s enterprise risk management process for identification of and response to risks related to cyber-security and data protection, and other risks that may materially impact the business.

The Audit Committee Chair provides the Board with regular reports concerning its risk oversight activities.

Compensation Committee

Committee Members: Lauri M. Shanahan (Chair) D. Scott Olivet Carlos A. Ruisanchez Debra Smithart-Oglesby Number of Meetings in 2020: 8	- - - - -

Responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions and succession planning matters, to the Board of Directors.

Responsible for recommending the fees paid to the Directors and Board Committee members for services in those capacities.

Responsible for compensation decisions for the Chief Executive Officer, together with the Board of Directors, based upon its review of his performance and the performance of the Partnership.

Makes recommendations to the Board of Directors with respect to non-CEO executive management compensation, incentive compensation plans and equity-based compensation based on discussions with and recommendations of the Chief Executive Officer. On an annual basis, the chief executive officer reviews all of his direct reports, including the other named executive officers, and the other executive officers review and make recommendations regarding their direct reports.

Assesses the Partnership’s compensation programs annually to ensure they do not encourage excessive risk taking by employees which could result in a material adverse impact on the Partnership.

Compensation Committee Interlocks and Insider Participation

None of our Directors who served on the Compensation Committee during 2020 were current or former officers or employees of the Partnership or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between the Partnership’s executive officers or Directors and the board or compensation committee of another entity.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 17

Nominating and Corporate Governance Committee

Committee Members: Debra Smithart-Oglesby (Chair) Gina D. France Lauri M. Shanahan Number of Meetings in 2020: 5	- - - -

Responsible for identifying key criteria for service as a director, reviewing board succession, and identifying qualified Director nominees to enhance the Board and to play a leadership role in shaping the governance of CFMI.

Conducts appropriate inquiries into the background and qualifications of Board candidates meeting these criteria.

Conducts an annual evaluation of the Board, its Committees and the Chairman of the Board.

Oversees compliance with CFMI’s Corporate Governance Guidelines, monitors developments in corporate governance, and facilitates board educational opportunities.

Director Nominations Process

The Nominating and Corporate Committee considers diversity of experience and background when selecting candidates. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; possess the highest integrity, as well as extensive knowledge, experience and judgment; maintain loyalty to the interests of the Partnership and its unitholders; and devote the extensive time necessary to fulfill a Director’s duties. Although CFMI does not have a formal policy on diversity in the selection of candidates for the Board, the Committee employs an inclusive and comprehensive approach designed to cultivate and recruit candidates with diverse backgrounds and experiences, including factors such as education, career and professional experience, independence, skills and personal characteristics, and understanding of and experiences in management, finance and marketing in the Partnership’s industry as well as other industries. The Committee reviews these factors as well as the other qualifications outlined above and strives to create a Board of Directors with a variety of complementary skills and experiences, both personal and professional.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by unitholders for membership on the Board. If a unitholder wishes to recommend an individual for membership on the Board, that recommendation can be sent to the attention of Duffield Milkie, Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio 44870-5259. In addition, limited partners may nominate one or more persons for election or reelection to the Board at an annual meeting in accordance and compliance with the notice, procedural, informational and other requirements of our Partnership Agreement. See Unitholder Proposals and Nominations for the 2022 Annual Meeting for additional information.

Board Independence

In addition to the independence criteria contained in the NYSE listing standards, the Board has adopted additional standards to determine Director independence. These standards are located in our Corporate Governance Guidelines. The Board has affirmatively determined that current Board members Louis Carr, Gina D. France, Daniel J. Hanrahan, D. Scott Olivet, Carlos A. Ruisanchez, Lauri M. Shanahan and Debra Smithart-Oglesby, meet the independence criteria of the NYSE listing standards and our Corporate Governance Guidelines. The Board has determined Matthew A. Ouimet and Richard A. Zimmerman are not independent. Mr. Ouimet is a former executive officer of the Partnership, and Mr.  Zimmerman is a current executive officer of the Partnership.

Unitholder Engagement and Communication with the Board

Members of management and the Board practice and encourage ongoing engagement with our unitholders by meeting in person and over the telephone with our unitholders to discuss a broad range of topics, including governance and our compensation programs. As part of our unitholder engagement, we initiated meetings with and sought direct feedback from unitholders in December 2020, during which our Chief Executive Officer, Chief Financial Officer, Board Chairman, and Compensation Committee Chair directly engaged with holders of approximately 45% of our outstanding units. Investor perspectives shared during these conversations helped

18 / 2021 Proxy Statement | CEDAR FAIR, L.P.

inform the Board’s thinking in a wide range of areas, including liquidity, capital allocation, expectations of management and executive compensation. Additionally, during 2020, management engaged with our unitholders through quarterly earnings calls and other channels of communication.

The Board also provides a formal process for unitholders and interested parties to send communications directly to the Board, including the non-employee independent Directors as a group or the presiding Director of such group. Shareholders and other interested parties may send mail communication addressed as follows:

Duffield Milkie, Corporate Secretary

One Cedar Point Drive

Sandusky, Ohio 44870-5259

The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly. We also have a toll-free hot-line that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-employee Directors. The telephone number of the hot-line is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.

Corporate Governance Materials

Our Corporate Governance Guidelines, Code of Conduct and Ethics, and the charters of the Board committees provide the framework for the governance of the Partnership.

The Corporate Governance Guidelines cover, among other things, the composition and functions of the Board, the qualifications and responsibilities of directors, director independence, the selection process for new directors, Board committees, compensation of the Board and the responsibilities of the Chairman of the Board.

We have adopted and maintain a Code of Conduct and Ethics that covers all directors, officers and employees of the Partnership and its subsidiaries. The Code of Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the Partnership’s best interest.

We intend to post amendments to or waivers from the Partnership’s Corporate Governance Guidelines and Code of Conduct and Ethics on our Investor Relations website at http://ir.cedarfair.com. No waivers have been made or granted prior to the date of this Proxy Statement.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines, Code of Conduct and Ethics, and charters of the committees of the Board are available on our Investor Relations website at http://ir.cedarfair.com. A printed copy of each of these documents is available, without charge, by sending a written request to: Cedar Fair L.P., One Cedar Point Drive, Sandusky, Ohio 44870-5259, Attention: Investor Relations, or by sending an email to investing@cedarfair.com.

Unit Ownership Guidelines

The Board maintains unit ownership guidelines for our Chief Executive Officer and his direct reports. The Chief Executive Officer is required to hold units having a value of at least four times his base salary, and his direct reports are required to hold units with a value of at least two times their base salaries. The Chief Executive Officer’s direct reports currently include the Chief Operating Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel, the Executive Vice President and Chief Marketing Officer, the Executive Vice President of Human Resources and the Senior Vice President, Corporate Strategy. Executives have five years from becoming an executive officer to gain compliance with the guidelines. The Board reviews compliance with the guidelines annually. As of March 26, 2021, the Chief Executive Officer and his direct reports were all in compliance with the guidelines or are expected to meet the guidelines in the prescribed time frame. Units held directly or beneficially owned, units held in benefit plans (e.g., in 401(k) accounts), performance units (as if earned at 100% of target), vested and unvested restricted units and phantom units will be counted for purposes of determining compliance with the unit ownership guidelines.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 19

The Board also maintains unit ownership guidelines for the Directors. The guidelines require Directors (excluding the Chief Executive Officer) to accumulate units equal to at least four times the annual cash retainer within four years of becoming a Director. The Chief Executive Officer is required to maintain ownership consistent with the executive requirements. As of March 26, 2021, all directors were in compliance with the guidelines or are expected to meet the guidelines in the prescribed time frame.

Anti-Hedging Policy

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her unit holdings, often in exchange for all or part of the potential for upside appreciation in the unit. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other unitholders. Therefore, directors, officers and employees are prohibited from engaging in any such transaction.

20 / 2021 Proxy Statement | CEDAR FAIR, L.P.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy and objectives, the material elements of the compensation for our named executive officers, our methods for determining the elements and mix of executive compensation, and the reasons why we have elected to design our program around these particular elements of compensation. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this proxy statement.

Following the summary is a detailed discussion of our philosophy and practices regarding the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2020:

•	Richard A. Zimmerman, our President and Chief Executive Officer;

•	Brian C. Witherow, our Executive Vice President and Chief Financial Officer;

•	Tim V. Fisher, our Chief Operating Officer;

•	Duffield E. Milkie, our Executive Vice President and General Counsel and Corporate Secretary; and

•	Kelley S. Semmelroth, our Executive Vice President and Chief Marketing Officer.

Summary

Cedar Fair had strong momentum coming into 2020. We achieved record 2019 results in net revenues, Adjusted EBITDA, attendance, in-park per capita spending and out-of-park revenues. We acquired Schlitterbahn Waterpark and Resort New Braunfels and Schlitterbahn Waterpark Galveston, two iconic water parks and one resort in Texas. We introduced a new WinterFest celebration at a sixth park, Canada’s Wonderland, opened the first Carowinds hotel and acquired Sawmill Creek Resort near Cedar Point. We also made other strategic investments in infrastructure, marketable new rides and attractions, resort facilities and immersive events. For the 2020 operating season, we were anticipating the introduction of a new world-class giga coaster at Kings Island, an extensive waterpark renovation at California’s Great America, renovations at the newly acquired Schlitterbahn water parks and Sawmill Creek Resort, and new attractions to enhance notable anniversaries at Cedar Point and Knott’s Berry Farm, celebrating 150 and 100 years, respectively. Our operating momentum that yielded record results in 2019 continued through early 2020.

The novel coronavirus (COVID-19) pandemic abruptly disrupted our 2020 operating season, continues to disrupt our business in significant ways, and will have a lingering and uncertain effect on our business performance and operations. We closed our properties in March 2020 in response to the spread of COVID-19 and government mandates. We pivoted our strategic focus to COVID-19 response and recovery initiatives. We focused on addressing near-term capital structure and liquidity concerns and adapting the business model to address near-term operating risks and longer-term disruption. We enhanced guest communication, leveraged technology, and heightened government relations and public advocacy. We temporarily reduced the CEO’s base salary by 40% and the base salaries of all other executives by 25% from the end of April until late July as part of our proactive measures to reduce operating expenses and cash outflow. We also suspended cash retainer fees for the Board of Directors during the same period. We began to resume partial operations at certain properties on a staggered basis starting in mid-June, and ultimately resumed partial operations at 10 of our 13 properties for portions of 2020.

Because our pre-COVID-19 compensation programs are primarily weighted toward Adjusted EBITDA performance, the incentive and retentive value for outstanding cash and equity grants for the management team was nullified. The awards had been made in late 2019 and those targets had been set assuming a typical operating calendar and environment for the year. There were no payouts under our named executive officers’ 2020 cash incentive awards, as the required business closures rendered it impossible for management to achieve the threshold Adjusted EBITDA goal.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 21

Consistent with our overall compensation philosophy and objectives, we re-examined our compensation strategy during the year in recognition of the extreme business disruption, related uncertainty and pivot to critical business response and recovery initiatives. We implemented changes and made incentive-based unit awards during the year to directly align executive compensation opportunities with the interests of our unitholders. We also took action to help retain critical talent and motivate our management team to achieve new strategic goals designed to optimize the Company’s position through the ongoing COVID-19 pandemic and drive the recovery expected to follow.

Compensation Philosophy and Objectives

Our compensation program is designed to incentivize our key employees to drive superior results, to give key employees a proprietary and vested interest in our growth and performance, and to enhance our ability to attract, retain and motivate exceptional leaders upon whom, in large measure, our sustained growth, progress and profitability depend. We believe our executive compensation programs should be directly tied to board-approved annual and long range plans and align with unitholder interests. Our program historically has been designed to both reward individual performance and to directly tie compensation to Company performance based upon the achievement of Adjusted EBITDA metrics as the key performance objective. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement. We historically have used Adjusted EBITDA as the basis for our key performance measures because it tracks core operating performance closely across park operating units. Further, Adjusted EBITDA is widely used by analysts, investors and comparable companies to evaluate operating performance in our industry.

Our unitholder-approved incentive plan allows us to provide a mix of compensation that drives our management team to achieve strong annual results and to deliver long-term value for all unitholders. Our compensation structure provides us with flexibility to evolve our compensation philosophy and program from year to year as the market, our business or the industry requires. We used this flexibility to respond to the impact of COVID-19 and rigorously and proactively considered many alternative compensation structures. We made changes to our program to provide short- and long-term incentives with goals directly tied to post-COVID-19 strategic objectives, while continuing to maintain a significant portion of compensation through performance-based components. Our priorities have been and continue to be focused on executive and unitholder alignment and retaining key talent in the short- and long-term. In addition, during the COVID-19 pandemic, we have emphasized protecting the health and safety of our guests and associates, enhancing liquidity, and using metrics that account for COVID-19 disruptions.

Impact of the COVID-19 Pandemic on our Business

The COVID-19 pandemic has had a material impact on our business. In March 2020, we closed our properties in response to the spread of COVID-19 and government mandates. Beginning in the second quarter of 2020, we resumed partial operations at eight properties on a staggered basis with opening dates starting in mid-June and continuing through mid-July. We also reopened operations at some of our out-of-park attractions at this time, such as hotel operations. Attendance upon reopening was impacted by the ongoing effects of the pandemic and was below original expectations. However, demand steadily increased from 20-25% of comparable prior-year attendance levels upon initially reopening up to 55% of comparable prior-year attendance levels in September 2020. Due to these soft demand trends upon reopening, park operating calendars were adjusted for the remainder of 2020, including reduced operating days per week and operating hours within each operating day. In addition, some of our reopened parks closed earlier than the park’s typical operating calendar. Two additional parks, Carowinds and Kings Dominion, reopened on weekends in November and December to host abbreviated versions of their traditional WinterFest events. Following March 14, 2020, Knott’s Berry Farm’s partial operations were limited to culinary festivals. We ultimately resumed only partial operations at 10 of our 13 properties in 2020.

Following the March 2020 closure of our properties and in response to the negative effects of the COVID-19 pandemic, we took action to secure additional liquidity and to obtain relief from certain financial covenants aimed at providing flexibility to weather the disruption of the business. In April 2020, we issued $1.0 billion of senior secured notes and amended our credit facility to suspend and revise certain financial covenants, and we increased the capacity of our revolving credit facility by $100 million to $375 million. In October 2020, in response to the continuing effects of the COVID-19 pandemic, we issued an additional $300 million of senior unsecured notes and

22 / 2021 Proxy Statement | CEDAR FAIR, L.P.

further amended our credit agreement to further suspend and revise certain financial covenants, and to extend the maturity on $300 million of our revolving credit facility. We also suspended quarterly partnership distributions and a series of capital expenditures planned for the 2020 and 2021 operating seasons, and proactively reduced operating expenses and cash outflows, including temporarily eliminating nearly all of our seasonal and part-time labor costs and deferring 25% of the base salaries of all non-executive salaried employees while our operations were idled. We temporarily reduced the CEO’s base salary by 40%, reduced the base salaries of all other executives by 25%, and suspended cash retainer fees for the Board of Directors from the end of April until late July as part of these efforts.

As a result of the COVID-19 disruption, 2020 included only 487 operating days compared with 2,224 operating days in 2019. Consolidated net revenues for 2020 totaled $182 million, decreasing $1.3 billion, from $1.5 billion for 2019. This reflected the impact of a 25.3 million-visit decrease in attendance, a $1.94 decrease in in-park per capita spending, and a $101.3 million decrease in out-of-park revenues. For 2020, Adjusted EBITDA loss totaled $302.0 million compared with $504.7 million in Adjusted EBITDA for 2019. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation - Adjusted EBITDA on pages 22-23 of the Company’s Form 10-K for fiscal 2020 for additional information regarding Adjusted EBITDA, including how we define and use Adjusted EBITDA and a reconciliation from net (loss) income. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation - Results of Operations on page 23 of the Company’s Form 10-K for fiscal 2020 for additional information regarding attendance, in-park per capita spending and out of park revenues, including how we define those measures. See Note 5 to our Consolidated Financial Statements in the Company’s Form 10-K for fiscal 2020 for a reconciliation of those measures.

Our Pay Governance Reflects Best Practices

WHAT WE DO

✓   A majority of our targeted named executive officer compensation is contingent on corporate performance, including both annual and long-term incentive compensation, to enhance alignment with our unitholders.

✓ We have mandatory unit ownership guidelines of four times salary for our Chief Executive Officer and two times salary for his direct reports.

✓ Incentive compensation is subject to clawback provisions for our Chief Executive Officer and his direct reports.

✓   Our Compensation Committee is comprised solely of directors who are independent under the standards of the SEC and the NYSE, including the heightened standards applicable to Compensation Committee members.

✓ We periodically rotate the Compensation Committee chair assignment.

✓ Our independent Compensation Committee has retained Semler Brossy to advise and report directly to the Committee.

✓ We conduct an annual risk assessment of our compensation programs in consultation with Semler Brossy.

✓ We offer our unitholders the opportunity to cast an advisory vote on our executive compensation every year.

WHAT WE DO NOT DO

We do not provide excise tax “gross ups”.

We do not provide significant perquisites.

We do not allow hedging of our Company’s securities.

We do not allow pledging of our Company’s securities or holding its units in margin accounts.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 23

Unitholder Engagement and Consideration of Last Year’s Advisory Unitholder Vote on Executive Compensation

At the 2020 Annual Meeting of Limited Partner Unitholders, approximately 91% of the units cast were voted to approve the compensation of the Company’s named executive officers. We also initiated meetings with and sought direct feedback from unitholders in December 2020, during which our Chief Executive Officer, Chief Financial Officer, Board Chairman, and Compensation Committee Chair directly engaged with holders of approximately 45% of our outstanding units. Investor perspectives shared during these conversations helped inform the Board’s thinking in a wide range of areas, including liquidity, capital allocation, expectations of management and executive compensation. Executive compensation themes from the feedback included consistently high confidence in management, support for motivating and rewarding management related to business recovery efforts and the consideration of potential, additional metrics to supplement Adjusted EBITDA.

The Compensation Committee believes that the strong unitholder support for and feedback on the Company’s pay practices was a clear endorsement of our performance-based approach and focus on long-term value creation. Accordingly, the Compensation Committee maintained a strong performance orientation in the Company’s executive compensation structure, while adapting the program to align with our COVID-19 recovery strategy. See 2021 Compensation Update below for further information. The advisory vote at this Annual Meeting and future advisory votes on executive compensation will serve as an additional tool, along with unitholder engagement, to inform the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its unitholders.

Determining Executive Compensation

We combine the compensation elements discussed below in a manner that we believe will optimize each executive’s contribution to the Company. We recognize and consider many factors in assessing an individual’s total compensation potential. In general, we work within market-based ranges of base salary commensurate with the executive’s scope of responsibilities. We use our cash incentive and unit-based award programs to challenge the executive to achieve superior annual and long-term results for the benefit of the Company and its unitholders. Because a significant portion of this compensation is dependent on performance results, an executive’s actual total compensation can vary considerably if we have a year that exceeds, or fails to meet, expectations. We believe that this design effectively aligns our unitholders’ interests with our executives and appropriately motivates our executives to achieve peak corporate performance over both the near and long term. The range of targeted compensation varies by position and reflects the unique skills, expertise and individual contributions of each executive.

Role of the Compensation Consultant

The Compensation Committee engages an independent executive compensation consulting firm to provide information and advice on competitive practices and trends in our industry, to make recommendations regarding the design of our compensation program and to assist with the review of compensation practices and an assessment of the effectiveness of these practices. The compensation consultant is retained by and reports directly to the Compensation Committee and regularly attends and participates in Compensation Committee meetings.

Semler Brossy has been the Committee’s compensation consultant since 2018 and advised on our 2020 executive compensation program, including the mid-year review and evaluation of the additional incentive-based unit awards we made in August 2020 in light of the unprecedented effects of the ongoing COVID-19 pandemic. Semler Brossy provided significant information and advice on industry and peer COVID-19 responses, target creation in a time of uncertainty and modeling of many compensation alternatives to consider and ensure consistency with our overall philosophy. Semler Brossy also assisted with our most recent biannual peer group review conducted in 2019, prepared our most recent biannual executive compensation benchmarking study and assisted with a review and comparison of our director compensation practices to market practices in 2019. Semler Brossy did not perform any other material services for the Company or for management other than to provide advice and counsel to the Compensation Committee throughout the year in accordance with the Compensation Committee’s instructions. The Compensation Committee may in the future rotate or select other compensation consultants to provide information or advice on our compensation programs from time-to-time.

24 / 2021 Proxy Statement | CEDAR FAIR, L.P.

Compensation Consultant Conflicts Assessment

The Compensation Committee assessed the independence of Semler Brossy in February 2020 and February 2021 in accordance with the Securities and Exchange Commission (“SEC”) rules and concluded that Semler Brossy’s work for the Compensation Committee is independent and does not present any conflicts of interest.

In accordance with applicable SEC rules, the Committee took certain factors, which it believes may affect the independence of a compensation consultant, into consideration when selecting Semler Brossy. In particular, the Committee considered: (i) whether any other services had been or were being provided by Semler Brossy to the Company, (ii) the amount of fees paid by the Company to Semler Brossy as a percent of Semler Brossy’s total revenues, (iii) Semler Brossy’s policies and procedures designed to prevent conflicts, a copy of which was provided to the Committee, (iv) Semler Brossy’s ownership of Company units, and (v) any business or personal relationships between Semler Brossy and any Committee members or the Company’s executive officers. Following the consideration of these factors, the Committee determined that Semler Brossy is independent.

Peer Group and Peer Group Review

Compensation information from our peer group and broader industry surveys is one factor and reference point that the Compensation Committee considers in the executive compensation decision-making process. The Compensation Committee reviews the established peer group periodically, and undertook a peer group review in 2019 with the assistance of Semler Brossy. Following that review, we updated our peer group to remove three acquired companies (The Finish Line, Inc., Pinnacle Entertainment, Inc. and Regal Entertainment Group) and companies that did not meet certain qualitative criteria (The Buckle, Inc., DSW, Inc. and Marriott Vacations Worldwide Corporation). We also added five new companies to the group to replace the companies that we removed (Boyd Gaming Corporation, Churchill Downs Incorporated, Cracker Barrel Old Country Store, Inc., Eldorado Resorts, Inc. and Wyndham Hotels & Resorts, Inc.). Our updated peer group, which was approved by the Compensation Committee in 2019, was used for the benchmarking study that Semler Brossy conducted in 2019 in advance of decisions regarding pre-COVID-19 targeted compensation for 2020 and includes the following companies:

Boyd Gaming Corporation	Eldorado Resorts, Inc. **	Speedway Motorsports, Inc. *

Choice Hotels International, Inc.	International Speedway Corporation *	Texas Roadhouse, Inc.

Churchill Downs Incorporated	The Madison Square Garden Company ***	Vail Resorts, Inc.

Cinemark Holdings, Inc.	The Marcus Corporation	Wyndham Hotels & Resorts, Inc.

Cracker Barrel Old Country Store, Inc.	SeaWorld Entertainment, Inc.

Dave & Buster’s Entertainment, Inc.	Six Flags Entertainment Corporation

* International Speedway Corporation and Speedway Motorsports, Inc. were acquired since our peer group review.

** Now known as Caesars Entertainment, Inc. beginning July 2020.

*** The Madison Square Garden Company split into two separate entities in April 2020.

These peer group members were selected in a thorough review process, in consultation with Semler Brossy, that focused on the peer group we previously had in place, major business changes with respect to the peer group companies and potential companies to add. In establishing and updating our compensation peer group, we focus on U.S. publicly traded companies in family-oriented leisure, recreation and entertainment, with similar business models and markets to ours, with annual revenues between 1/2 to 2 1/2 times our revenues. We also review and reference market capitalization and employee counts and evaluate certain qualitative factors including seasonality, entertainment focus, multiple sources of revenues and meaningful capital investment. The goal was for peer group companies to meet the majority of these qualitative criteria in addition to the quantitative criteria. The Compensation Committee believes this peer group meets this goal, achieves the desired level of balance among the peer group companies in terms of revenues and market capitalization and provides a solid indicator of the executive compensation practices for businesses our size and in our industry. Accordingly, the Compensation Committee approved the above listed group of companies as the peer group for use in its ongoing compensation decisions.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 25

Market Analysis

The Compensation Committee periodically requests that the compensation consultant analyze the compensation of our executives relative to that of executives in similar positions at our peer companies and/or survey data, and generally requests the compensation consultant to compile that information at least biannually. While we review this peer group compensation information in our decision-making process, the information is one data point and the Committee exercises judgment and discretion when setting compensation levels. Our executive compensation program is more heavily weighted toward performance-based compensation, and our general objective is to provide base salaries within a competitive range at or near the 50th percentile of our survey data and peer group (where available for certain positions) and to provide total direct compensation opportunities that are between the 50th and 75th percentiles of our peer group and aligned with comparable survey data, subject to other individual considerations. Other factors we consider in setting compensation include: recent and projected Company performance, growth and returns to unitholders, the significant industry expertise of the team, recent individual performance, individual performance expectations, general industry practices, general economic conditions and external factors affecting our business, internal equity, retention and recruiting goals and transitioning of compensation in connection with leadership succession. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but instead applies its independent discretion and judgment in considering them in their entirety.

Following the review and update of the peer group in 2019, the Compensation Committee requested that Semler Brossy prepare an updated benchmarking study to assess the competitiveness of our executive compensation levels. The Semler Brossy review was completed in August 2019, and covered all components of target total direct compensation, including levels of base salary, target total cash compensation (i.e., base salary plus target bonus) and target long-term incentive compensation. The Semler Brossy study evaluated proxy data from our peer group companies and at Equilar Top 25 Executive Compensation Survey data. The Compensation Committee believes the Semler Brossy analysis further confirms that our executive compensation program is appropriately designed to achieve our general objectives. This updated peer and survey analysis provided context for and was one of the factors considered in our compensation decisions for 2020.

During 2020, Semler Brossy also provided significant information and advice regarding industry and peer responses to the disruption from COVID-19, future implications for executive compensation decisions and likely cadence of the market response to COVID-19 in executive compensation programs. This information helped frame the Committee’s discussions and compensation decisions in light of the shift to a business reset and recovery strategy.

Roles of the Board of Directors, the Compensation Committee and Our Chief Executive Officer

Although our Board makes the final compensation decisions for the named executive officers, the process of determining compensation is a collaborative one between the Board, Compensation Committee and the Chief Executive Officer. Our Chief Executive Officer dedicates time annually to formally review all of his direct reports, including the other named executive officers. He reviews each individual against targets and achievement of individual performance objectives established before the operating season begins (where applicable) and makes recommendations to the Compensation Committee regarding the compensation of each individual. The Compensation Committee, in consultation with the Chief Executive Officer and independent compensation consultant, makes compensation determinations and adjustments as it deems appropriate in accordance with the applicable compensation plans, and in turn, reports its recommendations to the Board for its approval. Decisions regarding the Chief Executive Officer’s compensation are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance relative to agreed objectives and in consultation with the independent compensation consultant.

The Board generally reviews compensation matters after the conclusion of the peak season and significant financial results are available. The Chief Executive Officer completes his evaluations of the other named executive officers’ performance against their established targets and achievement of their individual performance objectives and based upon that determination, prepares calculations with respect to cash incentive payouts and equity compensation awards for the current year, as well as recommendations for compensation adjustments for the coming year. The Chief Executive Officer generally presents this report to the Compensation Committee and to the Board in October, and provides a final review in February of the subsequent year when financial results have been

26 / 2021 Proxy Statement | CEDAR FAIR, L.P.

finalized and final review of the achievement of individual goals has been completed. Based on Company performance, park performance and individual performance, the Compensation Committee makes final calculations with regard to cash incentive and equity compensation award payouts, subject to Board approval and final audited results.

The 2020 compensation process and program differed from a typical operating year because of the extreme business disruption and shift in strategic focus caused by COVID-19. While the pre-COVID-19 2020 compensation opportunities were established in the fall of 2019 in accordance with our typical process described above, we proactively adapted our compensation program in real-time as we evolved our strategies throughout the year to respond to COVID-19. This resulted in temporary salary reductions, additional unit-based incentive awards aligned around new strategic priorities in August 2020 and a shift in timing for establishing the 2021 compensation program and opportunities to March 2021.

Compensation Performance Measures

Our executive compensation program historically has been designed around the achievement of metrics based on Adjusted EBITDA as the key performance objective. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement. In the compensation context, we use performance goals that compute performance achieved and targets using “functional currency Adjusted EBITDA,” which differs from the Adjusted EBITDA amounts we report in our earnings releases and financial reports because functional currency Adjusted EBITDA is calculated using the functional currency of the country where the income or loss was earned (i.e., the Canadian dollar for our Canadian operations). We believe it is appropriate to use functional currency measurement to determine incentive compensation because it eliminates unpredictable and artificial increases or decreases based solely on currency fluctuations. In addition, for our annual cash incentive awards, the targeted and actual performance calculations are based on earnings before incentive-based compensation expenses, which we compute by adding back the cash costs of our performance-based compensation programs to the functional currency Adjusted EBITDA amounts.

The Compensation Committee periodically considers and has the flexibility to use metrics other than Adjusted EBITDA. Our 2016 Omnibus Incentive Plan does not limit the performance criteria from which the Committee may choose in structuring awards. The COVID-19 pandemic and 2020 operational restrictions nullified the retentive and incentive value of outstanding Adjusted EBITDA-based awards during the disrupted period. As the Company and executive management team pivoted away from annual financial operational goals and turned their focus to response and recovery initiatives, the Committee revisited its compensation strategy during the year and made incentive-based unit awards designed to retain critical talent and motivate participants to align around and achieve our new strategic goals. The performance measures for these awards use a multi-pronged scorecard approach, with goals designed to improve the Company’s position in light of the pandemic in the following areas: (1) managing liquidity levels while balancing appropriate investment in key initiatives; (2) protecting the health and safety of Cedar Fair’s associates and guests in light of COVID-19; (3) developing a plan to position the Company for 2021 and beyond; (4) driving demand through business model innovations; and (5)  building a strong foundation for business sustainability and governance. See Elements of Executive Compensation - 2020 Back-Half Incentive Unit Awards below for further information.

There continues to be significant uncertainty and challenges to setting a meaningful three-year Adjusted EBITDA target in light of the ongoing and potential future impact of the COVID-19 pandemic. As a result, for our 2021 performance awards, the Committee has moved to a milestone-based Adjusted EBITDA target approach that can be achieved over a longer period while motivating participants to attain and over-achieve objectives by as early as the third year. Taking into account unitholder feedback, the Committee also provided additional compensation opportunities based on achieving un-levered pre-tax free cash flow and leverage ratio reduction goals. Additionally, the Committee implemented a framework for the executives’ 2021 annual cash incentive opportunities which incorporates a combination of relative Adjusted EBITDA metrics and strategic goals, in order to re-establish annual financial operational goals as the primary metric while maintaining a focus on longer-term, critical initiatives. See 2021 Compensation Update below for further information.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 27

Elements of Executive Compensation

Overview

Our executive compensation program generally is designed around total direct compensation - that is, the combination of base salary, annual cash incentive awards and long-term incentive compensation. In setting targeted total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that both is competitive and will retain, attract and motivate top talent while keeping overall pay levels aligned with unitholders’ interests and the executives’ job responsibilities. The original 2020 compensation opportunities were designed around total direct compensation consistent with this approach. The final 2020 compensation program included an additional equity-based incentive element for our named executive officers that we implemented part-way through the year to address the COVID-19 impact on the business and compensation strategy. The following table sets forth each element of our executive compensation program, principal objectives of these elements and certain recent highlights:

Compensation Element	Principal Objective & Select Highlights

Base Salary

Fixed compensation element intended to reward core competencies, experience and senior leadership skills.

•   We reduced base salaries by 40% (Mr. Zimmerman) and 25% (other named executive officers) from April 27 - July 19, 2020.

•   We held 2021 base salaries at pre-COVID-19 2020 levels for all named executive officers.

Annual Cash Incentive Awards (1)

Variable compensation element intended to reward contributions to our short-term business objectives and achievement of individual goals.

•   2020 awards did not pay out due to COVID-19. Adjusted EBITDA was below threshold due to park closures, delayed openings and limited operations.

•   In light of the ongoing pandemic and continued operating uncertainty, we moved 2021 cash incentive awards to a framework that incorporates a combination of relative Adjusted EBITDA metrics and strategic goals. This approach facilitates re-establishing annual financial operational goals as the primary metric while maintaining a focus on longer-term, critical initiatives.

Other Unit-Based Incentive Award (2) 2020 Back-Half Incentive Unit Awards

Variable equity-based compensation element intended to retain critical talent and motivate participants to achieve new strategic goals designed to drive the recovery and optimize performance in light of the unprecedented effects of the COVID-19 pandemic.

•   We opted for performance-based awards to preserve liquidity, manage cash burn and position the company for post-COVID-19 success and long-term sustainability.

•   We established rigorous, concrete goals and also incorporated a 12-month additional service period for our named executive officers to retain talent and enhance alignment with unitholders.

28 / 2021 Proxy Statement | CEDAR FAIR, L.P.

Compensation Element	Principal Objective & Select Highlights

Long-Term Incentive Compensation (2) Restricted Unit Awards Performance Unit Awards

Variable compensation element intended to reward contributions to our long-term success, drive achievement of our mission and key strategic objectives, and align each named executive officer’s commitment with our unitholders’ interests.

•   None of the 2018-2020 performance units would have been earned based on the original cumulative targets because of the abrupt and unprecedented COVID-19 disruption. The COVID-19 disruption made targets impossible to achieve for reasons unrelated to management’s performance. Given that two full years of the plan were completed and in order to retain and motivate critical talent, we decided to allow participants the opportunity to potentially earn an award and to evaluate performance after completion of the performance period taking into account actual 2018-2019 Adjusted EBITDA achieved and management’s performance relative to the Company’s strategic goals established during 2020. At the end of the performance period, we undertook a comprehensive review of performance relative to 2020 COVID-19 related business goals. Despite over-achievement relative to the 2020 strategic goals, and taking into account actual 2018-2019 Adjusted EBITDA achievement, we approved payouts limited to those that would have been made if 2020 Adjusted EBITDA results had been at the level of our pre-COVID-19 forecast.

•   2019-2021 and 2020-2022 performance units are not expected to be earned due to COVID-19 and the related 2020 Adjusted EBITDA loss.

•   We moved our 2021-2025 performance unit awards to a milestone-based Adjusted EBITDA approach that can be achieved over a longer period, while motivating participants to attain and over-achieve objectives by as early as the third year. We also incorporated additional compensation opportunities into the 2021-2025 performance unit awards to drive un-levered pre-tax free cash flow and leverage ratio reduction goals.

•   For our 2021 awards, we maintained strong performance orientation of 60% performance awards and 40% restricted unit awards, except we increased the performance weighting for our CEO to 70% performance awards and 30% time-based units.

Retirement, Health, Life and Disability Benefits and Executive Perquisites

The named executive officers may participate in the Company’s 401(k) plan, which is available to all our eligible employees. The named executive officers participate in other employee benefit plans available to all our eligible employees, including health, life and disability plans. Perquisites are provided to our named executive officers that we believe are reasonable and are intended to enhance the competitiveness of our compensation packages.

Change in Control and Termination Protection in Employment Agreements	Provides protection if the executive’s employment terminates for a qualifying event or circumstance or in the event of a change in control.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 29

(1)	We may from time-to-time award discretionary bonuses to our named executive officers separate from our annual cash incentive program. We did not provide any such additional bonuses in 2020.

(2)

We may make other types of long-term cash or unit-based incentive awards to our executives, like the 2020 Back-Half Incentive Unit Awards that we granted to our named executive officers in August 2020. Our named executive officers have options outstanding from prior year awards.

Compensation Mix - 2020

We seek to balance the compensation for each executive in a manner designed to achieve our overall compensation objectives. In setting cash incentive and equity incentive components of compensation for each executive, we look to the relationship of those components to the executive’s salary and consider the total direct compensation that is represented by salary, cash incentive awards and unit-based awards. The mix of compensation and relative levels of each element is position dependent and may vary year-to-year, including changes in connection with promotions and leadership transitions.

The 2020 targeted compensation mix, established at the end of 2019, was similar to the named executive officers’ 2019 mix, with increased long-term incentive award opportunities for Messrs. Zimmerman, Witherow, and Milkie. We maintained our 60%/40% weighting of performance-based and time-based unit awards, and a majority of our 2020 targeted compensation mix was based on corporate performance. As discussed above, the impact of COVID-19 on the original awards, together with the temporary salary reductions and additional incentive-based unit awards that we made, significantly altered the final mix of compensation opportunities for 2020. The initial targeted direct compensation percentages for our named executive officers for 2020 and the targeted percentages reflecting the impact of the COVID-19 related changes are indicated below:

	Zimmerman		Witherow		Fisher		Milkie		Semmelroth

	Pre- COVID- 19	Post- COVID- 19	Pre- COVID- 19	Post- COVID- 19	Pre- COVID- 19	Post- COVID- 19	Pre- COVID- 19	Post- COVID- 19	Pre- COVID- 19	Post- COVID- 19

Salary	19%	32%	25%	40%	25%	40%	28%	43%	31%	46%

Target Cash Incentive (1)	24%	0%	25%	0%	25%	0%	28%	0%	31%	0%

2020 Back-Half Incentive Units (2)	—	26%	—	26%	—	26%	—	28%	—	29%

Restricted Units (3)	23%	42%	20%	34%	20%	34%	18%	29%	15%	25%

Performance Units (4)	34%	0%	30%	0%	30%	0%	26%	0%	23%	0%

(1)	Post-COVID-19 percentage reflects that the 2020 cash incentives would not pay out. Functional currency Adjusted EBITDA before incentive compensation expense was below the threshold performance goal.

(2)	2020 Back-Half Incentive Units were granted in August 2020.

(3)	Restricted units that represent part of targeted 2020 compensation opportunities were granted in October 2019.

(4)

Performance units that represent part of targeted 2020 compensation opportunities were granted in October 2019. Although these awards remain outstanding, post-COVID-19 percentages for purposes of this presentation assume that the threshold level of performance for 2020-2022 will not be achieved and that there will be no pay out.

30 / 2021 Proxy Statement | CEDAR FAIR, L.P.

The graphic below illustrates the 2020 targeted total direct compensation mix for Mr. Zimmerman after giving effect to his temporary base salary reduction from April– July 2020, his target 2020 Back-Half Incentive Unit Award, the lack of pay out on the annual cash incentive awards, and the assumption that performance will be below threshold and none of the potential 2020-2022 performance units will be earned.

The graphics that follow illustrate the 2020 targeted total direct compensation mix for our CFO and COO and the 2020 targeted total direct compensation mix for our Executive Vice President and General Counsel and our Executive Vice President and Chief Marketing Officer, after giving effect to their temporary base salary reductions from April – July 2020, their target 2020 Back-Half Incentive Unit Awards, the lack of payout on the annual cash incentive awards, and the assumption that performance will be below threshold and none of the potential 2020-2022 performance units will be earned.

Base Salary

We pay base salaries to provide a fixed amount of compensation that is not subject to performance-related risk commensurate with the executive’s scope of responsibilities, performance, current compensation levels, tenure with the Company and other experience. We do not consider the earnings of prior long-term incentive awards or retirement plans when determining base salary compensation. Base salaries may be reviewed and adjusted from time to time, subject to the terms of applicable employment agreements. Based on the factors identified above, the Compensation Committee reviews and recommends to the Board adjustments to the base salary for each of the named executive officers on an annual basis, in connection with promotions or a substantial change in responsibilities or as otherwise deemed appropriate. See Narrative to Summary Compensation and Grants of Plan Based Awards Tables - Employment Agreements for additional information on the terms of the employment agreements.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 31

The base salary for each named executive officer falls within a range, when considered together with the other elements of compensation, that the Chief Executive Officer and Compensation Committee believe is appropriate on an individual basis. In reviewing the named executive officer’s salary, the Compensation Committee generally considers, among other things:

•	peer and market data provided by our compensation consultant with respect to comparable positions (rolled forward using certain assumptions between studies);
•	the individual named executive officer’s performance, experience, skills and time in position; and
•	the Company’s overall performance, returns to our unitholders and continued expectations for growth.

In light of such considerations, the Board approved the following in 2019: an approximate 6% increase in Mr. Zimmerman’s 2020 base salary based upon recent accomplishments, time in position, and a review of peer and market data; approximately 7% increases in 2020 base salaries for Mr. Fisher and Ms. Semmelroth to recognize their recent accomplishments, including driving 2019 operating results and the introduction of new guest programs and initiatives, respectively and based upon time in position and a review of peer and market data; and 3.5% and 3% base salary increases for Messrs. Witherow and Milkie for 2020, respectively, to recognize their role in negotiating and completing the 2019 acquisitions, and based upon time in position and a review of peer and market data.

As part of our proactive measures to reduce operating expenses and cash outflow in response to COVID-19, we reduced Mr. Zimmerman’s base salary by 40% and the base salaries of all our other named executive officers by 25% from April 27, 2020 until July 19, 2020. We also did not make adjustments to 2020 pre-COVID-19 base salaries for 2021. The 2019 annual base salaries, pre-COVID-19 targeted 2020 base salaries, the actual 2020 base salaries earned, and 2021 annual base salaries for our named executive officers are indicated below:

Named Executive Officer	2019 Annual Salary	2020 Pre-COVID-19 Salary	2020 Actual Salary	2021 Annual Salary

Zimmerman	$800,000	$850,000	$769,616	$850,000

Witherow	$514,100	$532,000	$500,619	$532,000

Fisher	$561,000	$600,000	$563,884	$600,000

Milkie	$446,600	$460,000	$432,946	$460,000

Semmelroth	$374,900	$402,000	$377,765	$402,000

Cash Incentive Awards

Our annual cash incentive awards provide a component of compensation that is contingent on the achievement of annual performance objectives and are designed to motivate and reward achievement of annual financial and operational goals. The performance objectives and percentage of base salary that may be earned as a cash incentive are determined for each named executive officer and generally are approved by the Compensation Committee and Board by March of the applicable year, unless otherwise provided in a written employment agreement. The performance objectives may vary for each position and individual, may be expressed in multiple measures of performance, including individual, business unit, management unit and Company performance, and may be weighted differently between positions and individuals. Our employment agreements generally require the executive to be employed at year end to receive a cash incentive for that year, but protect the executives against forfeiting these awards in qualifying termination scenarios. As a result, we believe these awards not only motivate performance but also encourage retention of key employees.

For a number of years, the Compensation Committee and the Board have used a short-term cash incentive award program that includes both individual performance goals and Company performance goals, and that requires that awards not be paid out if Company financial performance falls below a threshold level. For 2020, 85% of the target cash incentive awards for our named executive officers were based on a target of $564.1  million consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year; for an explanation of functional currency and how we compute this measure, see Compensation Discussion and Analysis - Compensation Performance Measures above. The remaining 15% of the target awards were based on the achievement of individual performance goals.

32 / 2021 Proxy Statement | CEDAR FAIR, L.P.

Payouts of the Company performance-based portion of the award were based on specified threshold, target and maximum levels of performance as compared to the targeted level of performance with interpolation for performance between those levels. The 2020 cash incentive awards were not eligible to be paid to the executives if functional currency Adjusted EBITDA before incentive compensation expense was below the 93% threshold level of performance or the Company was not able to pay a partnership distribution during the year due to loan covenants.

Without the ability to operate the parks as we would in a typical year due to the 2020 COVID-19 park closures, delayed openings and limited operations, executive management did not have the opportunity to achieve the established threshold Adjusted EBITDA target and performance was below the threshold. Accordingly no payouts were made under the 2020 cash incentive awards.

The following sets forth the 2020 target award opportunities (in dollars and as a percentage of 2020 base salary) and the lack of payouts for 2020:

Named Executive Officer	Base Salary	Target Award as a Percentage of Base Salary *	Target Award in Dollars	Final 2020 Cash Incentive Award Payout

Zimmerman	$850,000	125%	$1,062,500	$0

Witherow	$532,000	100%	$532,000	$0

Fisher	$600,000	100%	$600,000	$0

Milkie	$460,000	100%	$460,000	$0

Semmelroth	$402,000	100%	$402,000	$0

*	The target award as a percentage of base salary for 2020 remained unchanged from the 2019 percentage for each of our named executive officers.

Had the threshold performance requirements been satisfied, payouts of the Company performance-based portion of the 2020 cash awards would have been calculated at the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Company Financial Target Achieved	Payout as a Percentage of Target Award (Company-based portion)

< 93% of target	No Payout

= 93% of target	50%

= 100% of target	100%

= 105% of target	150%

≥ 107% of target	200%

Payout of the individual performance-based portion of the award was not made because the award threshold performance requirements were not satisfied. Payout of the individual performance-based portion of the award otherwise could have ranged from 0% to 150% of target depending on the level of achievement of three individual performance goals, each of which had an assigned weighting and with the total weighting adding up to 100%. Achievement for each goal could have ranged from 0% to 150% and was to be evaluated using a four point scale - did not meet expectations (0% - 40%); partially met expectations (41% - 80%); met expectations (81% - 120%); and exceeded expectations (121% - 150%) - with the final payout to be a weighted average of the performance achieved. Therefore, the weighted maximum payout of the cash incentive awards was limited to 192.5% of the target award.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 33

Cash Incentive Award Clawback Provisions

Our 2020 cash incentive opportunities for our Chief Executive Officer and his direct reports included a clawback provision with a 24-month look back and that would be triggered upon a financial restatement that results in lower bonus payouts than originally delivered. We may modify our clawback provisions at any time and we may be required to do so when final SEC rules and exchange listing standards are adopted to implement the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Discretionary Bonuses

In consideration of our overall compensation objectives and the mix of different types of compensation that were awarded this year, no additional cash bonuses were paid to our named executive officers for fiscal year 2020.

2020 Back-Half Incentive Unit Awards

As discussed above, we proactively made additional incentive-based unit awards in August 2020 (our Back-Half Incentive Unit Awards) to directly align compensation opportunities with the interest of our unitholders, to retain critical talent, and to motivate participants to achieve new strategic goals designed to drive the recovery and optimize performance in light of the unprecedented effects of the ongoing COVID-19 pandemic. Our focus was on preserving liquidity, managing cash burn and positioning the Company for future post-COVID-19 success and long-term sustainability. We specifically designed the award goals to drive these objectives.

The target value for these awards was determined as a percentage of base salary and then converted to a number of units for each named executive officer, based on the unit price on the day before the grant date. The Compensation Committee and Board decided that the named executive officers’ awards would be made as unit-based awards in order to preserve cash and to align incentives with unitholder interests. The target dollar value of the units at grant represented 60% of the target 2020 cash incentive opportunity that each named executive officer did not have the opportunity to achieve due to COVID-19. The target reflected 50% of the target cash opportunity and an incremental percentage in light of the decision to make a unit-based award subject to an additional twelve-month holding, continuous employment and vesting period following the end of the performance period. The target dollar value at grant, target number of units, and final number of units earned under these Back-Half Incentive Unit Awards, subject to the continuous employment requirements of the awards, were as follows:

Named Executive Officer	Target Award at Grant in Dollars	Target Number of Units	Final Units Earned

Zimmerman	$637,500	22,833	26,030

Witherow	$319,200	11,433	13,034

Fisher	$360,000	12,894	14,699

Milkie	$276,000	9,885	11,269

Semmelroth	$241,200	8,639	9,848

The number of units earned under these awards were determined by the Committee, and reviewed and approved by the Board, based upon its assessment of the level of attainment of various predetermined performance objectives over a six-month period that commenced on August 24, 2020 and ended on February 24, 2021. As a service period was incorporated for retention purposes, units earned under these awards will be payable within thirty (30) days following the one-year anniversary of the end of the measurement period. The awards require continuous employment through the February 2022 payment date, except in the cases of death, disability or a change in control.

Units earned under the awards could have ranged from 0%-125% of the target number of potential units and were dependent upon the level of achievement with respect to a scorecard approved by the Committee. The scorecard incorporated five categories of performance goals, each weighted equally at 20% and each with its own specified metrics and targets upon which to assess performance. The goals included: (1) managing liquidity levels while balancing appropriate investment in key initiatives; (2) protecting the health and safety of Cedar Fair’s associates

34 / 2021 Proxy Statement | CEDAR FAIR, L.P.

and guests in light of COVID-19; (3) developing a plan to position the Company for 2021 and beyond; (4) driving demand through business model innovations; and (5) building a strong foundation for business sustainability and governance.

The level to which performance met or exceeded expectations for each goal was critically assessed with amounts for each specific goal and the overall weighted average for the aggregate achievement of all goals interpolated between the various achievement levels. Achievement for each goal could range from 0% to 150% and was determined using the following four-point scale: did not meet expectations (0%); partially met expectations (50%); met expectations (100%); and exceeded expectations (150%). The final payout was a weighted average of the performance achieved for the five goals, and the weighted maximum payout of the unit award was limited to 125% of the target. Achievement of a minimum liquidity target of $425 million as of the end of 2020 was also required to earn any payout under these awards. For purposes of this award, “Liquidity” is defined as cash on hand plus undrawn revolver after lines of credit.

The final weighted-average performance achievement based on the Committee’s comprehensive performance assessment was 114%, reflecting that management overall scored between met expectations and exceeded expectations relative to the scorecard goals. The executives accordingly each earned 114% of the target number of potential units for these awards, subject to the twelve-month service period, which would have represented 68.4% of the target 2020 cash incentive opportunities based on the grant date fair value of the units. In reaching the 114% weighted-average performance achievement level, the Committee determined that the five goals had been achieved at the following levels, and key accomplishments and other factors that drove the assessment included those listed below:

•

Managing liquidity levels while balancing appropriate investment in key initiatives – 125%: Management navigated through a highly complex and fluid situation and was considered to have delivered above expectations for unitholders in this area. Liquidity was $735.9 million at December 31, 2020, well in excess of the year-end minimum liquidity target. The team implemented a financial plan and structure and maintained its daily minimum liquidity requirement ($125 million). The team also laid the foundation for continued management of our capital structure, reduced cash burn, reopened parks to deliver incremental operating cash flow and eliminated or paused approximately $60 million in non-essential capital projects.

•

Protecting the health and safety of Cedar Fair’s associates and guests in light of COVID-19 – 150%: The Committee concluded that the team went above and beyond in the area of health and safety, developing and implementing a comprehensive set of safety protocols under unprecedented conditions and successfully integrating them into our operations. The team also developed and implemented enhanced monitoring and audit procedures and risk management assessments.

•

Positioning the Company for 2021 and beyond - 90%: The team identified and leveraged key learnings from 2020 within the 2021 operating plan, including in the areas of health and safety, operating calendars and operations, marketing and advertising, recruiting, staffing levels, margin optimization and special events and revenue initiatives. While solid progress was made laying the groundwork for further optimizing organizational design and efficiencies, due to the uncertainty 2020 presented, these efforts are ongoing.

•

Driving demand through business model innovations - 80%: While recognizing that several initiatives were still underway, the assessment recognized concrete actions taken to re-program existing asset infrastructure through, for example, expanding food festivals, adjusting holiday events in light of COVID-19 protocols and innovation in the product offerings for e-commerce sales. It also reflects strategic planning initiatives and efforts that are ongoing, including in light of the uncertainty 2020 presented.

•

Building a strong foundation for business sustainability and governance – 125%: The team worked closely with state and local governments on reopening plans and leading development of protocols, and implemented a centralized approach of cross-functional teams for review and active oversight of governmental COVID-19 requirements, recommendations and policy changes. The team also developed internal tools, research and frameworks for various internal culture, employee, diversity and other ESG initiatives.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 35

Long-Term Incentive Compensation

We provide long-term incentive compensation awards to senior management. Outstanding awards have been made under our 2008 and 2016 Omnibus Incentive Plans. Our 2016 Omnibus Incentive Plan allows us to grant options, restricted units, unit appreciation rights, performance awards and other types of unit-based awards. We use these types of awards because we believe they give key employees a proprietary and vested interest in our growth and performance and align key employees’ interests with those of our unitholders. We also believe that the vesting schedule for these awards aids us in retaining executives and motivates superior performance over the long term.

Targeted 2020 Long-Term Incentive Compensation

Our long-term incentive program emphasizes a performance-based approach that aligns with unitholder interests. In furtherance of that performance-based approach, the 2020 unit-based awards to each named executive officer included a mix of performance unit awards and time-based restricted units. The target awards were allocated 60% to performance-based awards and 40% to time-based restricted units. The target long-term incentive award value was determined as a percentage of base salary and then converted to a number of units for each named executive officer, based on the unit price on the day before the grant date. The dollar values of targeted award opportunities for our named executive officers were higher than those in 2019 as a result of their increased salaries for 2020. The higher dollar values for Messrs. Zimmerman, Witherow and Milkie also reflected increases that we made to their targeted award opportunities as a percentage of base salary to acknowledge their personal contributions and accomplishments.

The long-term incentive award opportunities for the named executive officers’ 2020 targeted direct compensation opportunities granted in October 2019, prior to the COVID-19 disruption of our business, were as follows:

Named Executive Officer	Target LTI Award at Grant in Dollars	Target LTI Award as a Percentage of Base Salary*

Zimmerman	$2,550,000	300%

Witherow	$1,064,000	200%

Fisher	$1,200,000	200%

Milkie	$713,000	155%

Semmelroth	$502,500	125%

*

The target award opportunities as a percentage of base salary for 2020 were increased from the 2019 percentage for Messrs. Zimmerman (from 275% for 2019), Witherow (from 180% for 2019), and Milkie (from 135% for 2019). The target award opportunities as a percentage of base salary for 2020 for Mr. Fisher and Ms. Semmelroth were the same as for 2019.

Because the grant date for the long-term incentive awards that were part of the executives’ direct compensation opportunities for 2020 was in 2019, the 2020 long-term incentive awards are included in the 2019 amounts in the Summary Compensation Table.

Our long-term performance-based awards for 2020 and prior years have rolling three-year performance periods and related cumulative functional currency Adjusted EBITDA targets. Payouts for the awards for the 2020 compensation cycle are based on the achievement of cumulative functional currency Adjusted EBITDA versus the target established for the 2020-2022 period. The 2020 time-based restricted units vest in annual increments over a three-year period. These performance unit awards and restricted unit awards generally require continuous employment through the payment date, subject to certain exceptions contained in employment and grant agreements that provide for continued vesting in qualifying termination or change in control situations. Restricted units are non-transferable during the restricted period. Under the performance awards, award recipients are eligible to receive up to a specified percentage of the target number of potential performance units for a particular performance period. The number of units payable is dependent on the level of attainment of the performance objectives specified for the performance period, as determined by the Committee, and no awards will be paid if the

36 / 2021 Proxy Statement | CEDAR FAIR, L.P.

threshold level of performance is not achieved. We do not currently expect any units to be earned under the 2019-2021 or 2020-2022 performance unit awards due to the significant disruptions and impact of COVID-19.

2020 Restricted Unit Awards Granted in 2019

We awarded the time-based restricted unit component of our 2020 targeted total direct compensation to each of our executives in October 2019. The awards vest incrementally with one third of the award vesting each year over an approximate three-year period. The restricted period on each of the incremental portions of the award lapses upon the executive’s continuous employment through the identified restricted periods which lapse in February 2021, 2022 and 2023, respectively, and the awards will thereafter be unrestricted, subject to the employment and grant agreement provisions. These awards accrue distribution equivalents when we make partnership distributions, which will be paid out in cash upon the lapse of the restricted period along with the original awards. The 2020 time-based restricted unit awards granted in 2019 were as follows:

Named Executive Officer	2020 Restricted Unit Awards Granted in 2019

Zimmerman	18,349

Witherow	7,656

Fisher	8,635

Milkie	5,130

Semmelroth	3,616

2020-2022 Performance Unit Awards

We granted the performance unit award portion of our 2020 total direct compensation to our executives in October 2019. The awards are subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2020 - December 31, 2022, and are based on the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during that period. These awards accrue distribution equivalents when we make partnership distributions, which are deemed to be reinvested and paid out along with the original awards, subject to achievement of the same performance targets. If earned, the 2020-2022 awards would be paid after the end of the performance period only in units, consistent with our program’s focus on alignment with our unitholders. The target numbers of units for the 2020-2022 performance unit awards were as follows:

Named Executive Officer	2020-2022 Performance Unit Awards (Target)

Zimmerman	27,523

Witherow	11,484

Fisher	12,952

Milkie	7,696

Semmelroth	5,424

CEDAR FAIR, L.P. | 2021 Proxy Statement / 37

Payouts of these awards would be at the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage ofCumulative Functional Currency Adjusted EBITDA Target Achieved	Payout as a Percentage of Target Number of Units

< 93% of target	No Payout

= 93% of target	50%

= 100% of target	100%

= 105% of target	150%

≥ 107% of target	200%

Because of the significant disruption to our business from the COVID-19 pandemic, and the impact of the 2020 Adjusted EBITDA loss on the possibility of achieving the cumulative targets for the 2020-2022 performance period, we do not currently expect any units to be earned under these awards.

Performance Attained and Vesting of Prior Year (2018-2020) Performance Unit Awards

The performance period for the performance unit awards granted in 2017 as part of our 2018 total direct compensation commenced on January 1, 2018 and ended on December 31, 2020. The performance goals for this period and related payout scale were as follows (with amounts interpolated between the various levels):

2018-2020 Cumulative Functional Currency Adjusted EBITDA*	Payout as a Percentage of Target Number of Units

< $1,367,650,000	No Payout

= $1,367,650,000	50%

= $1,609,000,000	100%

≥ $1,689,450,000	150%

*	See Compensation Discussion and Analysis - Compensation Performance Measures for an explanation of how we compute this measure

Because of the significant disruption to our business from the COVID-19 pandemic, and the impact of the 2020 Adjusted EBITDA loss on the cumulative achievement for 2018-2020, three-year performance was below the threshold and none of the potential units would have been earned under these awards. The 2020 COVID-19 business disruption made the three-year performance targets impossible to achieve for reasons unrelated to management’s performance. Given that two full years of the program were completed and in order to retain executives and incentivize performance, our Compensation Committee and Board decided to allow management the opportunity to potentially earn an award and to evaluate performance after completion of the performance period taking into account actual 2018-2019 Adjusted EBITDA achieved and management’s performance relative to the Company’s strategic goals established during 2020. The Committee and Board conducted a rigorous review of management’s performance against those strategic objectives as further discussed above under “2020 Back-Half Incentive Unit Awards” but with a view to the entire year. While management exceeded expectations relative to the 2020 strategic goals, the Board and Compensation Committee approved payouts that take into account actual 2018-2019 Adjusted EBITDA and that are limited to those that would have been made if 2020 Adjusted EBITDA results had been at the level of our pre-COVID-19 forecast. We accordingly approved award modifications and payouts at 81.3% of the target number of units in February 2021. As a result of the modification, the numbers of units earned by our named executive officers under their 2018-2020 awards (including reinvested distribution equivalents) were as follows: Mr. Zimmerman (19,647), Mr. Witherow (8,642), Mr. Fisher (9,430), Mr. Milkie (5,630), and Ms. Semmelroth (4,375).

38 / 2021 Proxy Statement | CEDAR FAIR, L.P.

Employment Agreements

We have entered into multi-year employment agreements with each of our named executive officers to attract, retain and motivate them. These employment agreements foster long-term retention while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs. We entered into the current agreement with Mr. Zimmerman in 2017 that became effective in 2018 as part of our executive leadership transition process, and this agreement continues until Mr. Zimmerman’s employment is terminated as provided in the agreement. Each of our current agreements with our other executive officers automatically renewed in December 2019, and the executives’ employment under the agreements continues through December 31, 2021, subject to 24-month automatic renewal periods until one of the parties terminates the agreement.

Post-Employment and Change in Control Compensation

Each employment agreement provides for certain benefits in termination and change-in-control situations. In addition, certain of our incentive plans contain termination and change-in-control provisions. The agreements that would apply to our named executive officers in a termination and change-in-control situation are discussed in detail under the Potential Payments Upon Termination or Change in Control section below.

Retirement Programs

Our named executive officers participate in our tax-qualified Cedar Fair Retirement Savings Plan. This plan, or a similar plan, is available to all of our eligible employees and contains a 401(k) matching program as well as a profit-sharing component. The annual amount of the profit-sharing contribution is determined by the Board, after consideration of the Compensation Committee’s recommendation, in its sole discretion. Our contributions to this plan for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table. In addition, Mr. Milkie has an account under our 2008 Supplemental Retirement Plan, which is described within the Pension Benefits for 2020 section. Additional contributions to this plan were discontinued several years ago, and we do not intend to have any other executive officers participate in this plan.

Perquisites

We provide perquisites to our named executive officers that we believe are reasonable, competitive and consistent with our overall compensation philosophy. We believe that these benefits generally enhance the competitiveness of our compensation packages and represent a small percentage of overall compensation. In 2020, we provided Messrs. Zimmerman, Witherow, and Milkie and Ms. Semmelroth with automobile allowances. We also reimbursed Mr. Zimmerman for the cost of an annual executive physical exam.

2021 Compensation Update

In December 2020, our Chief Executive Officer, Chief Financial Officer, Board Chairman, and Compensation Committee Chair initiated meetings and directly engaged with several of our top unitholders, representing approximately 45% of our outstanding units. Investor perspectives shared during these conversations helped inform the Board’s thinking in a wide range of areas, including liquidity, capital allocation, expectations of management and executive compensation. With respect to executive compensation, themes from the feedback included consistently high confidence in management, support for motivating and rewarding management related to business recovery efforts and the consideration of potential, additional metrics to supplement Adjusted EBITDA as the key performance objective. Due to the impact of COVID-19 on our business, and after considering various alternatives with our compensation consultant and the direct feedback we received as part of our proactive unitholder engagement, the Compensation Committee made several changes to our 2021 compensation program. These included changing the design used for our 2021 performance-based long-term incentive compensation and annual cash incentive awards in a manner consistent with views expressed by our unitholders in December. We also moved the approval of our 2021 targeted compensation opportunities and awards to March 2021 to allow the Compensation Committee sufficient time to thoroughly explore and evaluate alternative performance measures as well as alternative vehicles such as options and time-based awards. We ultimately chose to maintain a strong performance-based approach as further described below. The executives’ final compensation and mix for 2021 is subject to change, and the Compensation Committee may take additional actions related to 2021 executive compensation as it determines are warranted, including in response to any ongoing impacts from the COVID-19 pandemic.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 39

2021-2025 Performance-Based Long-Term Incentive Awards

Due to the continued uncertainty as to when we may be able to resume full operations at all of our amusement and water parks, as well as whether any future mandated or voluntary closures will occur as a result of the ongoing COVID-19 pandemic, the Compensation Committee determined it was in the best interests of the Company to move away from a specified three-year plan for our 2021 long-term performance-based awards. The Compensation Committee explored numerous alternative structures and performance measures for use in the long-term incentive compensation awards. Our goals included maintaining the strong pay-for-performance nature and other aspects of the current award structure, which has annually received high “say-on-pay” approval from our unitholders. We also sought to make adjustments to the structure in light of the ongoing COVID-19 pandemic and to provide additional meaningful performance-based compensation opportunities to address the significant impact of COVID-19.

The Compensation Committee approved the long-term incentive awards for 2021 total direct compensation opportunities in March 2021. We maintained a 60%/40% weighting of performance-based and time-based unit awards for our named executive officers other than Mr. Zimmerman. We increased the performance-based unit component of Mr. Zimmerman’s award, resulting in a 70%/30% weighting for our CEO. Value at grant (in dollars) for target long-term incentive award opportunities were increased for Mr. Zimmerman (by approximately 33%) and for Ms. Semmelroth (by 20%) and remained the same for our other named executive officers. The time-based unit award portion of the program provides for restricted units to vest incrementally as in prior years with one third of the award vesting each year over an approximate three-year period, subject to continuous employment except for certain qualifying terminations. The performance award continues to be designed, in part, around functional currency Adjusted EBITDA and to cap payout on the Adjusted EBITDA-based component at 200%, but moves to a milestone-based, functional currency Adjusted EBITDA target with opportunities to earn an award over a three to five-year period (as compared to a three-year goal). In order to retain and further motivate executives to drive the recovery and to align with our investors’ interests, the performance award also contains opportunities to earn an additional 50% of the target units based on achievement of un-levered pre-tax free cash flow targets and an additional 50% of the target units based on leverage ratio reduction targets. The total number of potential performance units that may be earned over the extended period will thus range from 0% to 300% of the target number of units. In order to retain and motivate over a longer period, performance will be measured starting in 2023, and the performance period is January 1, 2021 – December 31, 2025. The adaptations made to the design were intended to reflect the uncertainty of the timing of the U.S. recovery from the pandemic and return to normal attendance levels at our parks. They also are intended to motivate the achievement of strategically important milestones of Adjusted EBITDA, un-levered free cash flow and leverage ratio, consistent with the feedback received from our unitholders in December.

Performance against the Adjusted EBITDA portion of the award will be measured for each of 2023, 2024 and 2025 and will be based on performance against functional currency Adjusted EBITDA targets for each year that become incrementally higher each year. Payouts of the Adjusted EBITDA portion of the award will be based on the same scale as our 2020-2022 performance awards (see Elements of Executive Compensation - Targeted 2020 Long-Term Incentive Compensation for more information). Units under the Adjusted EBITDA portion of the award vest as they are earned starting with 2023 and become payable shortly after the end of the calendar year in which units are earned, subject to the executive remaining in continuous employment through the payment date except for certain qualifying terminations. To earn units under the Adjusted EBITDA portion of the award in calendar years 2024 and 2025, the calculated payout must be incrementally higher than the prior year(s) and the units earned in those years will be limited to the incremental difference, if any. See Compensation Discussion and Analysis - Compensation Performance Measures for an explanation of how we compute functional currency Adjusted EBITDA.

Performance against the un-levered pre-tax free cash flow and leverage ratio goals will be measured for each of 2023, 2024 and 2025, and the targets become incrementally more challenging each year. Each of these goals will be determined to have been achieved or not achieved for such year (with no interpolation for performance or payout). Payout for each of these metrics will be at 0% or 50% of the target number of potential performance units. Units under the un-levered pre-tax free cash flow and leverage ratio portions of the award can vest and be paid starting in 2025 (if goals are achieved in 2023 or 2024) subject to the executive remaining in continuous

40 / 2021 Proxy Statement | CEDAR FAIR, L.P.

employment through the payment date and subject to certain qualifying terminations. Units earned in calendar year 2025 under these components will be payable shortly after the end of calendar year 2025 provided the executive remains in continuous employment through the payment date, except for certain qualifying terminations. For purposes of these awards, un-levered pre-tax free cash flow for each calendar year will equal consolidated Adjusted EBITDA for such calendar year less net cash used for investing activities (before any business acquisitions) for such calendar year, as recorded in the consolidated financial statements of the Company which are examined by the independent accountants for the Company. The leverage ratio will be computed as the ratio of (a) Net Debt (defined as Consolidated Total Debt per the Company’s Amended and Restated Credit Agreement less cash and cash equivalents as recorded in the consolidated financial statements of the Company), to (b) consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date. These targets are in U.S. dollars, and “functional currency” will not be used to compute un-levered pre-tax free cash flow or leverage ratio performance.

2021 Annual Cash Incentive Awards

For the same reasons that it proved challenging to set meaningful targets for the 2021 long-term performance based awards, the Compensation Committee determined it would be best to utilize a framework for the 2021 annual cash incentive awards that incorporates a combination of relative functional currency Adjusted EBITDA metrics and strategic goals, in order to re-establish annual financial operational goals as the primary metric while maintaining a focus on longer-term, critical initiatives. For 2021, 70% of the target cash incentive awards for our named executive officers are based on consolidated functional currency Adjusted EBITDA before incentive compensation expense targets. In light of the ongoing pandemic and continued operating uncertainty, the targeted levels for Adjusted EBITDA performance are relative to and vary depending on the level of attendance that is achieved. The targets are intended to motivate and reward management for driving improvement over 2020 and to incentivize efficient operational performance within specified attendance ranges. Payouts of this portion of the award are based on the same scale as our 2020 cash incentive awards (see Elements of 2020 Executive Compensation – Cash Incentive Awards for more information), except that payout is capped at 125% if Adjusted EBITDA is negative. The remaining 30% of the target awards is based on the achievement of Company-level strategic objectives. The goal for this portion is to drive a comprehensive set of organizational, operational and consumer technology and innovation initiatives to build a strong foundation to enable future growth. Achievement of this goal could range from 0% to 200% and will be evaluated using a five point scale - did not meet goal (0%); partially met goal (50%); met goal (100%); exceeded goal (150%); and greatly exceeded goal (200%) with amounts interpolated between the various achievement levels. No cash incentive awards under either component of the 2021 program are eligible to be paid to the executives if a minimum liquidity target as of the end of 2021 is not achieved. In addition to these changes, we enhanced the 2021 cash incentive opportunities as a percentage of base salary for Messrs. Zimmerman and Fisher by 25%, while our other named executive officers’ 2021 opportunities are consistent with their 2020 cash incentive opportunities.

Risk Assessment Process

The Compensation Committee has reviewed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. This risk assessment process included a review of the design and operation of our compensation programs, consultation with our compensation consultants at Semler Brossy, review of a risk assessment matrix which aided us in the process of identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of the controls and processes we have in place to manage those risks. Because we provide different types of compensation, consider various factors in assessing Company and individual performance and, at the Compensation Committee level, retain discretion in certain compensation matters, we believe that our compensation program provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term value creation and does not encourage our executives to take unreasonable risks with respect to our business.

Impact of Tax and Accounting Considerations

In adopting various executive compensation plans and packages, as well as in making certain executive compensation decisions, particularly with respect to grants of unit-based long-term incentive awards, the Compensation Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact on our unitholders.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 41

As a result of our status as a Partnership, Section 162(m) of the Internal Revenue Code does not apply to Cedar Fair.

Securities Trading Policy

Our Company has a policy that executive officers and non-employee directors may not purchase or sell our units when they may be in possession of nonpublic material information. In addition, this policy restricts short sale transactions and transactions involving put or call options relating to our securities, pledging of our securities, and holding of our securities in margin accounts.

42 / 2021 Proxy Statement | CEDAR FAIR, L.P.

SUMMARY COMPENSATION TABLE FOR 2020

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Unit Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non -qualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)	Total ($)

Richard A. Zimmerman	2020	$769,616	—	$637,497	—	—	—		$30,620	$1,437,733
President and Chief Executive Officer	2019	$800,000	—	$2,550,024	—	$1,216,400	—		$19,496	$4,585,920
	2018	$750,000	—	$2,199,976	—	$708,371	—		$32,980	$3,691,327

Brian C. Witherow	2020	$500,619	—	$319,209	—	—	—		$19,894	$839,722
Executive Vice President and Chief Financial Officer	2019	$514,100	—	$1,063,993	—	$621,495	—		$19,496	$2,219,084
	2018	$503,979	—	$925,372	—	$489,515	—		$19,719	$1,938,585

Tim V. Fisher	2020	$563,884	—	$360,000	—	—	—		$19,894	$943,778
Chief Operating Officer	2019	$561,000	—	$1,200,021	—	$678,193	—		$8,400	$2,447,614
	2018	$550,000	—	$1,122,008	—	$534,215	—		—	$2,206,223

Duffield E. Milkie	2020	$432,946	—	$275,989	—	—	—	(5)	$19,701	$728,636
Executive Vice President and General Counsel	2019	$446,600	—	$712,997	—	$543,914	$20,998	(5)	$19,239	$1,743,748
	2018	$437,750	—	$602,905	—	$425,186	$8,099	(5)	$19,398	$1,493,338

Kelley S. Semmelroth	2020	$377,765	—	$241,201	—	—	—		$19,701	$638,667

Executive Vice President and Chief Marketing Officer	2019	$374,900	—	$502,534	—	$452,092	—		$19,239	$1,348,765
	2018	$367,500	—	$468,617	—	$356,953	—		$29,965	$1,223,035

(1)

The 2020 salary amounts were reduced by 40% for Mr. Zimmerman and 25% for the other named executive officers for the period April 27, 2020 through July 19, 2020. In response to the effects of the COVID-19 pandemic and the temporary closure of our parks, we reduced the named executive officers’ base salaries as a proactive measure to reduce operating expenses and cash outflow. We resumed full base salaries for the named executive officers following the opening of several of our parks.

(2)

The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of unit-based awards other than options granted during the fiscal year ended December 31, 2020, 2019 or 2018, as applicable. The amounts included in this table for all performance unit and other incentive-based unit awards were computed based on the probable outcome of the applicable performance conditions on the grant date, which was the target level of performance for all such unit awards.

The 2020 amount for each executive includes the grant date fair value of the 2020 Back-Half Incentive Unit Awards granted in August 2020. The ASC Topic 718 grant date fair value of the 2020 Back-Half Incentive Unit Awards by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $637,497 (target), $796,865 (maximum); Mr. Witherow - $319,209 (target), $399,005 (maximum); Mr. Fisher - $360,000 (target), $450,015 (maximum); Mr. Milkie - $275,989 (target), $344,980 (maximum); and Ms. Semmelroth - $241,201 (target), $301,508 (maximum).

CEDAR FAIR, L.P. | 2021 Proxy Statement / 43

The 2019 amount for each executive includes the grant date fair value of the 2020 restricted unit awards granted in 2019 and the performance unit awards for the 2020-2022 performance period granted in 2019, which we view as part of the executives’ targeted total direct compensation opportunities for 2020. The ASC Topic 718 grant date fair value of the 2020-2022 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $1,530,004 (target), $3,060,008 (maximum); Mr. Witherow - $638,396 (target), $1,276,792 (maximum); Mr. Fisher - $720,002 (target), $1,440,004 (maximum); Mr. Milkie - $427,821 (target), $855,642 (maximum); and Ms. Semmelroth - $301,520 (target), $603,040 (maximum).

The 2018 amount for each executive includes the grant date fair value of the 2019 restricted unit awards granted in 2018 and the performance unit awards for the 2019-2021 performance period granted in 2018, which we view as part of the executives’ targeted total direct compensation opportunities for 2019. The ASC Topic 718 grant date fair value of the 2019-2021 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $1,319,986 (target), $2,639,971 (maximum); Mr. Witherow - $555,203 (target), $1,110,405 (maximum); Mr. Fisher - $673,195 (target), $1,346,390 (maximum); Mr. Milkie - $361,764 (target), $723,527 (maximum); and Ms. Semmelroth - $281,160 (target), $562,319 (maximum).

Assumptions used in the calculation of these amounts are discussed in Note 10 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2020, included in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 19, 2021.

(3)

The amounts in column (g) reflect cash incentive awards to the named executive officers for 2019 and 2018. There were no payouts under the named executive officers’ 2020 cash incentive awards. See the discussion under Compensation Discussion and Analysis - Elements of Executive Compensation - Cash Incentive Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables - Cash Incentive Awards and Bonuses.

(4)

The amounts shown in column (i) reflect, for each named executive officer, 401(k) matching contributions of 3% of pay and profit-sharing contributions of 4% of pay up to the respective limitations imposed under rules of the Internal Revenue Service. The 2020 profit-sharing contributions for each named executive officer were $11,344. The amounts in column (i) also reflect, for each named executive officer for whom the total value of perquisites received in a given year was at least $10,000, the aggregate value of perquisites received in that year. The 2020 amount shown in column (i) for Mr. Zimmerman includes the cost of a physical exam and a car allowance. For additional discussion of contributions that we make for our named executive officers under our Retirement Savings Plan and of perquisites we provide our named executive officers, see Compensation Discussion and Analysis - Elements of Executive Compensation - Retirement Programs and Compensation Discussion and Analysis - Elements of Executive Compensation - Perquisites.

(5)

The amounts in column (h) reflect for the applicable year the aggregate change in the actuarial present value of Mr. Milkie’s accumulated benefit under the 2008 Supplemental Retirement Plan. Mr. Milkie’s pension value decreased by $4,649 during 2020.

44 / 2021 Proxy Statement | CEDAR FAIR, L.P.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2020

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)	(j)	(k)	(l)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/unit)	Grant Date Fair Value of Unit and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)		All Other Unit Awards: Number of Units (#)

Zimmerman	8/24/20	—	—	—	—	22,833	(2)	28,541	(2)	—	—	—	$637,497

		$451,563	$1,062,500	$2,045,313	—	—		—		—	—	—	—

Witherow	8/24/20	—	—	—	—	11,433	(2)	14,291	(2)	—	—	—	$319,209

		$226,100	$532,000	$1,024,100	—	—		—		—	—	—	—

Fisher	8/24/20	—	—	—	—	12,894	(2)	16,118	(2)	—	—	—	$360,000

		$255,000	$600,000	$1,155,000	—	—		—		—	—	—	—

Milkie	8/24/20	—	—	—	—	9,885	(2)	12,356	(2)	—	—	—	$275,989

		$195,500	$460,000	$885,500	—	—		—		—	—	—	—

Semmelroth	8/24/20	—	—	—	—	8,639	(2)	10,799	(2)	—	—	—	$241,201

		$170,850	$402,000	$773,850	—	—		—		—	—	—	—

(1)

These columns show possible payouts under 2020 cash incentive awards that were based on the achievement of the Company and individual performance measures established in October 2019. The threshold, target and maximum opportunities in column (c), (d) and (e), respectively, assume achievement of the threshold, target or maximum level of the Company performance goals, and assume 0% payout, 100% payout and 150% payout on the individual component. There was an additional level in between target and maximum for the Company performance goals for which 150% of the target award could have been earned. There was no threshold for the individual performance component, and payout on the individual portion of the award for achieving targeted performance (i.e. met expectations) could have ranged from 81% to 120%. There were no amounts paid with respect to these awards due to the effects of the COVID-19 pandemic. See Compensation Discussion and Analysis - Elements of Executive Compensation - Cash Incentive Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables - Cash Incentive Awards and Bonuses.

(2)

Amounts reflect the 2020 Back-Half Incentive Unit Awards for the August 24, 2020 - February 24, 2021 performance period. The target and maximum potential number of units that could have been earned is set forth in columns (g) and (h), respectively. Payouts could have ranged from 0%-125% of the target number of potential units, and there was no threshold for these awards. Payouts were based on the level of achievement with respect to five categories of performance goals, each weighted equally at 20%. The goals included: (1) managing liquidity levels while balancing appropriate investment in key initiatives; (2) protecting the health and safety of Cedar Fair’s associates and guests in light of COVID-19; (3) developing a plan to position the Company for 2021 and beyond; (4) driving demand through business model innovations; and (5) building a strong foundation for business sustainability and governance. The level to which performance met or exceeded expectations was assessed against a four-point scale with amounts interpolated between levels, and achievement for each goal could have ranged from 0% to 150%. A minimum liquidity target had to be achieved to earn any Awards. See Compensation Discussion and Analysis - Elements of Executive Compensation - 2020 Back-Half Incentive Unit Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables - Other Unit Awards - 2020 Back-Half Incentive Unit Awards.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 45

NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

The description that follows summarizes the terms and conditions of our employment agreements with Messrs. Zimmerman, Witherow, Fisher and Milkie and Ms.  Semmelroth. It also summarizes the terms of and the programs under which the compensation reflected in the tables for our named executive officers was awarded. Additional information is provided in the Compensation Discussion and Analysis and Potential Payments upon Termination or Change in Control sections.

Employment Agreements

We have an employment agreement with Richard A. Zimmerman, our President and Chief Executive Officer, which was entered into in 2017, took effect in January 2018 and which will continue indefinitely until his employment is terminated under the terms of the employment agreement. The agreement establishes Mr. Zimmerman’s base salary at an annual rate of $750,000 commencing in 2018 and provides that his base salary will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. Under the agreement, during his employment period, Mr. Zimmerman is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our 2016 Omnibus Incentive Plan, at a level appropriate to his respective position and performance, as determined by the Board. Per the terms of his employment agreement, his target cash incentive award for 2018 was 115% of his base salary. The agreement provides that his cash incentive targets will be reviewed from time to time but will not be subject to decrease except in the event of a target reduction applicable to substantially all of our senior executives.

The agreement provides that, if Mr. Zimmerman’s respective employment is terminated, in certain situations he becomes fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after his termination of employment. Any Omnibus Plan equity awards will immediately vest upon a change in control under his agreement. The 18 month continued vesting provisions of the employment agreement do not apply to Mr. Zimmerman’s 2020 Back-Half Incentive Unit Award, and the employment agreement change in control provisions have been waived or modified for Mr. Zimmerman’s 2021 equity awards. Any calendar year cash incentive compensation awards are to be paid to Mr. Zimmerman at the same time as our other senior executives and no later than March 15 following the end of the year. Mr. Zimmerman generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreements specify certain situations where a termination of employment would not result in forfeiture of a cash incentive award. See the Potential Payments Upon Termination or Change in Control section for detailed descriptions of the above-described situations and other potential termination and change in control benefits. In addition, Mr. Zimmerman is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives, and he is entitled to four weeks of annual paid vacation days. The agreement contains non-competition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

Our employment agreements with Mr. Witherow (our Executive Vice President and Chief Financial Officer), Mr. Fisher (our Chief Operating Officer), Mr. Milkie (our Executive Vice President and General Counsel), and Ms. Semmelroth (our Executive Vice President and Chief Marketing Officer) were automatically renewed on January 1, 2020. The executives’ employment under the agreements continues through December 31, 2021, subject to 24-month automatic renewal periods until either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. The agreements entitle each executive to receive a specified annual base salary, which will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. The minimum annual base salary amounts specified in the agreements (excluding Mr. Fisher’s agreement), which were effective beginning January 2015, are: Mr. Witherow, $416,000; Mr. Milkie, $368,000; and Ms. Semmelroth, $294,000. Mr. Fisher’s agreement established his minimum base salary at an annual rate of $550,000 commencing in 2018. During the employment period, each executive is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our Omnibus Incentive Plan, at a level appropriate to his or her position and performance, as determined by the Board. Any calendar year cash incentive awards are to be paid to the executive at the same time as our other senior executives and no later than March 15 following the end of the

46 / 2021 Proxy Statement | CEDAR FAIR, L.P.

year. The executives generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreement specifies certain situations where a termination of employment would not result in forfeiture of a cash incentive award. The agreement also provides that, if employment is terminated in certain situations, the executive will become fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after the termination of employment. Any Omnibus Plan equity awards will immediately vest upon a change in control under the agreement. The 18 month continued vesting provisions of the employment agreement do not apply to the 2020 Back-Half Incentive Unit Awards, and the employment agreement change in control provisions have been waived or modified for the named executive officers’ 2021 equity awards. See the Potential Payments Upon Termination or Change in Control section for detailed descriptions of those situations and other potential termination and change in control benefits. In addition, each executive is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives (other than the CEO), and the executive is entitled to annual vacation days and reimbursement for reasonable business expenses incurred in performing his or her duties in accordance with policies that we maintain from time to time. Each agreement contains noncompetition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

Under the clawback provisions of our employment agreements, our Board may require an executive to return their incentive compensation paid or granted within the preceding twenty-four months, if (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Cedar Fair’s financial statements filed with the Securities and Exchange Commission, (ii) the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement, and (iii) a lower payment would have been made based upon the restated financial results. For a discussion of the benefits that would be provided by the employment agreements in the event of each executive’s death, retirement, disability or other terminations or upon a change in control, see Potential Payments Upon Termination or Change in Control in this proxy statement.

Cash Incentive Awards and Bonuses

The amounts reported in column (g)  of the Summary Compensation Table represent final payouts of cash incentive awards for 2019 and 2018, which were tied to the achievement of performance measures and target award opportunities established by March of the applicable year. There were no payouts under the 2020 cash incentive awards. For 2020, 2019 and 2018, 85% of the target cash incentive award opportunities were based on a target for consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year, and 15% of the target cash incentive awards were based upon the achievement of individual performance goals. For 2018, payouts could range from 0% up to a maximum of 150% of the target award, and specific threshold, target and maximum levels of performance and related payout scales were established for both the Company and individual portions of the awards. For 2020 and 2019, payout of the Company portion of the award could range from 0% up to a maximum of 200% of the target award, and specific threshold, target and maximum levels of performance and related payout scales were established. In addition to the threshold, target and maximum levels, there was an additional level for the Company portion of the award between target and maximum for which 150% of the target award could be earned. Payout of the individual performance-based portion of the award could range from 0% to 150% and was dependent on the level of achievement of three individual goals. The threshold, target and maximum cash incentive awards for 2020 are reported in columns (c), (d) and (e), respectively, of the Grants of Plan-Based Awards Table. For additional detail regarding our cash incentive award program and the 2020 cash incentive awards (including the percentage of 2020 base salary represented by each executive’s target award opportunity, payout scales established, and the payout levels), see Compensation Discussion and Analysis - Elements of Executive Compensation - Cash Incentive Awards. No additional cash bonuses were awarded to our named executive officers for 2020.

Option Awards

We did not grant options to our named executive officers in 2020, 2019 or 2018.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 47

Restricted Unit Awards

We made time-based restricted unit grants to our named executive officers in 2019 and 2018. We did not grant time-based restricted unit grants to our named executive officers in 2020 as we shifted the timing for establishing the 2021 compensation program and opportunities from October 2020 to March 2021. The grant date fair values of restricted units are included in the applicable year’s amounts in the Unit Awards column (e) of the Summary Compensation Table. The restricted period on the 2019 and 2018 awards will lapse upon the executive’s continuous employment through the applicable vesting dates, as follows:

Grant:	2019 Restricted Unit Awards Granted in 2018	2020 Restricted Unit Awards Granted in 2019
Vesting Dates:	1/3 - February 2020 (1)	1/3 - February 2021 (1)

	1/3 - February 2021 (1)	1/3 - February 2022

	1/3 - February 2022	1/3 - February 2023

(1)	Vested prior to the date of this proxy statement.

The executive is unable to sell, transfer, pledge or assign restricted units during the applicable restricted period and will not receive any payments or partnership distributions during that period, but the executive may vote the restricted units during the restricted period. The restricted units will accumulate distribution equivalents if and to the extent that we make partnership distributions on our units during the restricted period in the same form as any such distributions. Upon the expiration of the applicable restricted period, the units will thereafter be unrestricted and any accrued distribution equivalents will be paid promptly. Our employment agreements provide for 18 month continued vesting of these restricted units for qualifying terminations. Otherwise, executives will forfeit their restricted units and any distribution equivalents if they do not satisfy the continuous employment requirement, except in the cases of death, disability, retirement and change in control. For additional detail regarding the 2020 restricted unit awards granted in 2019, see Compensation Discussion and Analysis - Elements of Executive Compensation - Targeted 2020 Long-Term Incentive Compensation (and the “- 2020 Restricted Unit Awards Granted in 2019” discussion therein).

Performance Unit Awards

Functional Currency Adjusted EBITDA-Based Performance Units

We made performance unit awards to our named executive officers in 2019 and 2018. We did not grant performance unit awards to our named executive officers in 2020 as we shifted the timing for establishing the 2021 compensation program and opportunities from October 2020 to March 2021. The 2019 and 2018 performance unit awards are subject to the level of achievement of cumulative functional currency Adjusted EBITDA versus the target set by the Compensation Committee for the respective performance periods, as follows:

Grant:	2019 Performance Unit Awards Granted in 2018	2020 Performance Unit Awards Granted in 2019

Performance Period:	January 1, 2019 - December 31, 2021	January 1, 2020 - December 31, 2022

Executives are eligible to receive up to 200% of the target number of potential performance units for the applicable performance period for the 2019-2021 and 2020-2022 performance unit awards. Payouts will be determined based on a sliding scale of performance objectives, and no awards will be paid if the threshold performance level is not achieved. The grant date fair values of the 2019-2021 performance unit awards and of the 2020-2022 performance unit awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are included in the 2019 and 2018 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table, respectively. Distribution equivalents are earned on the number of performance units that become payable if and to the extent we make partnership distributions on our units after the grant date and before the payment date of the award. If earned, awards would be paid after the end of the performance

48 / 2021 Proxy Statement | CEDAR FAIR, L.P.

period and by March of the following year. All awards would be payable in units. Our employment agreements provide for 18 month continued vesting of these performance awards following qualifying terminations. Otherwise, an executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except that awards will be prorated in the event of death, disability or retirement, and that awards will be deemed earned and payable in full at the target level in the event of a change in control. For additional detail regarding the 2020-2022 performance units (including the payout scale for the awards), see Compensation Discussion and Analysis - Elements of Executive Compensation - Targeted 2020 Long-Term Incentive Compensation (and the “- 2020-2022 Performance Unit Awards” discussion therein).

2018-2020 Performance Unit Awards

Because of the significant disruption to our business from the COVID-19 pandemic, and the impact of the 2020 Adjusted EBITDA loss on the cumulative achievement for 2018-2020, three-year performance was below the threshold and none of the potential units would have been earned under the 2018-2020 performance unit awards. The Compensation Committee and Board decided to allow management the opportunity to potentially earn an award and to evaluate performance after completion of the performance period taking into account actual 2018-2019 Adjusted EBITDA achieved and management’s performance relative to the Company’s strategic goals established during 2020. We modified the 2018-2020 performance unit awards and approved payouts at 81.3% of the target number of units in February 2021. See Compensation Discussion and Analysis - Elements of Executive Compensation - Targeted 2020 Long-Term Incentive Compensation (and the “- Performance Attained and Vesting of Prior Year (2018-2020) Performance Unit Awards” discussion therein).

Other Unit Awards

2020 Back-Half Incentive Unit Awards

We made additional incentive-based other unit awards to our named executive officers in August 2020 to directly align compensation opportunities with the interest of our unitholders, to retain critical talent and to motivate participants to achieve new strategic goals designed to drive the recovery and optimize performance in light of the unprecedented effects of the ongoing COVID-19 pandemic. The numbers of units earned under these awards were determined by the Compensation Committee, and reviewed and approved by the Board, based upon its assessment of the level of attainment of various performance objectives over a six-month period from August 24, 2020 through February 24, 2021. Executives were eligible to receive up to 125% of the target number of potential performance units, and no awards would be paid if a minimum liquidity target of $425 million as of the end of 2020 was not met. Payouts were dependent upon the level of achievement with respect to a Committee-approved scorecard which incorporated five categories of performance goals, each weighted equally at 20%. Achievement for each goal could range from 0% to 150%, and was determined using the following four-point scale: did not meet expectations (0%); partially met expectations (50%); met expectations (100%); and exceeded expectations (150%). The target and maximum numbers of units for the named executive officers’ 2020 Back-Half Incentive Unit Awards are set forth in columns (g) and (h), respectively, of the Grants of Plan-Based Awards Table; there were no threshold payout levels for these awards. The grant date fair values of the 2020 Back-Half Incentive Unit Awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are reported in column (l) of the Grants of Plan-Based Awards Table and are included in the 2020 amounts in the Unit Awards column (e) of the Summary Compensation Table. Distribution equivalents are not earned on the 2020 Back-Half Incentive Unit Awards. Awards will be paid within 30 days following the one-year anniversary of the end of the performance period, and will be payable in units. An executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except that awards will be prorated in the event of death or disability, and awards will be deemed earned and payable in full at the target level in the event of a change in control. The 18-month continued vesting provisions of our named executive officers’ employment agreements do not apply to the 2020 Back-Half Incentive Unit Awards. For additional detail regarding the 2020 Back-Half Incentive Unit Awards, see Compensation Discussion and Analysis - Elements of Executive Compensation - 2020 Back-Half Incentive Unit Awards.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 49

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2020

	Option Awards					Unit Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)		(j)

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#) (1)		Market Value of Units That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)

Zimmerman	32,929	—	—	$36.95	2/26/2023

						4,421	(3)	$214,286

						11,374	(4)	$510,806

						18,349	(5)	$756,162

						19,647	(6)	$772,913	(6)

										14,694	(7)	$578,062	(7)

										14,745	(8)	$580,068	(8)

										28,541	(9)	$1,122,803	(9)

Witherow	17,786	—	—	$29.53	3/27/2022

	27,092	—	—	$36.95	2/26/2023

						1,944	(3)	$94,226

						4,784	(4)	$214,849

						7,656	(5)	$315,504

						8,642	(6)	$339,976	(6)

										6,180	(7)	$243,121	(7)

										6,152	(8)	$242,020	(8)

										14,291	(9)	$562,208	(9)

Fisher						2,150	(3)	$102,297

						5,800	(4)	$260,478

						8,635	(5)	$355,848

						9,430	(6)	$370,976	(6)

										7,494	(7)	$294,814	(7)

										6,939	(8)	$272,980	(8)

										16,118	(9)	$634,082	(9)

Milkie	18,104	—	—	$36.95	2/26/2023

						1,266	(3)	$61,363

						3,116	(4)	$139,940

						5,130	(5)	$211,407

						5,630	(6)	$221,484	(6)

										4,028	(7)	$158,462	(7)

										4,123	(8)	$162,199	(8)

										12,356	(9)	$486,085	(9)

Semmelroth	13,943	—	—	$36.95	2/26/2023

						984	(3)	$47,694

						2,422	(4)	$108,772

						3,616	(5)	$149,015

						4,375	(6)	$172,113	(6)

										3,130	(7)	$123,134	(7)

										2,906	(8)	$114,322	(8)

										10,799	(9)	$424,833	(9)

50 / 2021 Proxy Statement | CEDAR FAIR, L.P.

(1)	Column includes restricted units and 2018-2020 performance units.

(2)

The market values for restricted units were calculated by multiplying the closing market price of our units on December 31, 2020 as reported on the NYSE ($39.34), by the number of restricted units in column (g), and adding to that the amount of cash distribution equivalents accumulated on the restricted units from the grant date of the award through December 31, 2020. See Narrative to Summary Compensation and Grants of Plan-Based Awards Table - Restricted Unit Awards for additional detail.

(3)

Amounts represent 2018 restricted units awarded in 2017. These awards vested and were paid in February 2021. These restricted units accumulated distribution equivalents during the restricted period that were payable in the same form as accrued when the awards vested. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units were accrued in cash.

(4)

Amounts represent 2019 restricted units awarded in 2018. One half of these restricted units vested on February 22, 2021 and the remaining one half will vest on February 28, 2022. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(5)

Amounts represent 2020 restricted units awarded in 2019. One-third of these restricted units vested on February 22, 2021, and one-third will vest on February 28, 2022 and February 27, 2023. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(6)

Amounts reflect final payouts under the 2018 performance units awarded in 2017 and as modified in February 2021. The amounts set forth in column (g)  are the actual number of units earned and include the reinvestment in distribution equivalent units of partnership distributions on such number. For additional information regarding these awards, see Compensation Discussion and Analysis - Elements of Executive Compensation - Targeted 2020 Long-Term Incentive Compensation - Performance Attained and Vesting of Prior Year (2018-2020) Performance Unit Awards.

(7)

Amounts represent 2019 performance units awarded in 2018 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2019 through December 2021. The amounts set forth in column (i) assume that the minimum threshold number of units are earned and assume the reinvestment in distribution equivalent units of partnership distributions on such threshold number from the grant date of the award through December 31, 2020. The actual number of units and distribution equivalents earned, if any, will be determined following the end of the performance period and would vest and be payable in units by March 2022. We do not currently expect any units to be earned under these awards due to the impact of COVID-19. Market value reported in column (j) was calculated by multiplying the threshold number of units and distribution equivalent units through December 31, 2020 that may be earned set forth in column (i) by the closing market price of our units as of December 31, 2020.

(8)

Amounts represent 2020 performance units awarded in 2019 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2020 through December 2022. The amounts set forth in column (i) assume that the minimum threshold number of units are earned and assume the reinvestment in distribution equivalent units of partnership distributions on such threshold number from the grant date of the award through December 31, 2020. The actual number of units and distribution equivalents earned, if any, will be determined following the end of the performance period and would vest and be payable in units by March 2023. We do not currently expect any units to be earned under these awards due to the impact of COVID-19. Market value reported in column (j) was calculated by multiplying the threshold number of units and distribution equivalent units through December 31, 2020 that may be earned set forth in column (i) by the closing market price of our units

CEDAR FAIR, L.P. | 2021 Proxy Statement / 51

as of December  31, 2020. For additional information regarding these awards, see Compensation Discussion and Analysis - Elements of Executive Compensation - Targeted 2020 Long-Term Incentive Compensation - 2020-2022 Performance Unit Awards.

(9)

Amounts represent the 2020 Back-Half Incentive Unit Awards granted in August 2020 that were contingent upon the level of achievement with respect to five categories of performance goals during the period from August 24, 2020 through February 24, 2021. The amounts set forth in column (i) reflect the maximum number of potential units. The actual number of units earned were determined following the end of the performance period and will vest and will be payable in units by March 2022. The actual number of units earned in February 2021 for each named executive officer was as follows: Mr. Zimmerman (26,030), Mr. Witherow (13,034), Mr. Fisher (14,699), Mr. Milkie (11,269), and Ms. Semmelroth (9,848). Market value reported in column (j) was calculated by multiplying the maximum number of units that may be earned set forth in column (i) by the closing market price of our units as of December  31, 2020. For additional information regarding these awards, see Compensation Discussion and Analysis - Elements of Executive Compensation - 2020 Back-Half Incentive Unit Awards.

52 / 2021 Proxy Statement | CEDAR FAIR, L.P.

OPTION EXERCISES AND UNITS VESTED IN 2020

	Option Awards		Unit Awards

(a)	(b)	(c)	(d)	(e)

Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)

Zimmerman	—	—	3,481 (2)	$183,658 (2)

			4,421 (3)	$233,252 (3)

			5,690 (4)	$300,204 (4)

			15,064 (5)	$719,758 (5)

Witherow	—	—	2,044 (2)	$107,841 (2)

			1,944 (3)	$102,565 (3)

			2,394 (4)	$126,307 (4)

			8,845 (5)	$422,614 (5)

Fisher			2,150 (3)	$113,434 (3)

			2,903 (4)	$153,162 (4)

Milkie	—	—	1,233 (2)	$65,053 (2)

			1,266 (3)	$66,794 (3)

			1,560 (4)	$82,306 (4)

			5,336 (5)	$254,954 (5)

Semmelroth	—	—	1,015 (2)	$53,551 (2)

			984 (3)	$51,916 (3)

			1,213 (4)	$63,998 (4)

			4,393 (5)	$209,898 (5)

(1)

The amounts in column (d) reflect the total number of restricted units or performance units that vested for each executive in 2020, plus additional units credited as a result of reinvestment of distribution equivalents. The amounts in column (e) do not reflect accrued distribution equivalents in the form of cash for restricted units.

(2)

Reflects the vesting and related value of one-third of the 2017 restricted unit awards granted in 2016. The value realized on the vesting of restricted units is calculated as the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting. In addition to the amounts in column (e), each named executive officer also received distribution equivalents in the form of cash for these units as follows: Mr. Zimmerman ($40,432), Mr. Witherow ($23,741), Mr. Milkie ($14,321) and Ms. Semmelroth ($11,789).

(3)

Reflects the vesting and related value of one-third of the 2018 restricted unit awards granted in 2017. The value realized on the vesting of restricted units is calculated as the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting. In addition to the amounts in column (e), each named executive officer also received distribution equivalents in the form of cash for these units as follows: Mr. Zimmerman ($36,232), Mr. Witherow ($15,934), Mr. Fisher ($15,708), Mr. Milkie ($10,378) and Ms. Semmelroth ($8,067).

(4)

Reflects the vesting and related value of one-third of the 2019 restricted unit awards granted in 2018. The value realized on the vesting of restricted units is calculated as the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting. In addition to the amounts

CEDAR FAIR, L.P. | 2021 Proxy Statement / 53

in column (e), each named executive officer also received distribution equivalents in the form of cash for these units as follows: Mr. Zimmerman ($26,364), Mr. Witherow ($11,090), Mr. Fisher ($13,446), Mr. Milkie ($7,224) and Ms. Semmelroth ($5,616).

(5)

Reflects the vesting and related value of the 2017-2019 performance unit awards, which were paid out at 79.3% of the target number of performance units as disclosed in our proxy statement last year, plus additional units credited as a result of reinvestment of distribution equivalents. All participants received the value in units. The value realized on the vesting of performance units is equal to the number of units of performance units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

PENSION BENEFITS FOR 2020

(a)	(b)	(c)	(d)	(e)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Zimmerman	—	—	—	—

Witherow	—	—	—	—

Fisher	—	—	—	—

Milkie	2008 Supplemental Retirement Plan	13	$132,442	—

Semmelroth	—	—	—	—

(1)	The estimated present value amount is based on projected benefits earned through age 62 assuming (i) an annual interest rate of 4.62% and (ii) a discount rate of 3.93%.

We adopted the 2008 Supplemental Retirement Plan (the “2008 SERP”) in February 2008 to provide supplemental retirement benefits to certain of our executive officers, and accounts were established and credited in prior years for some of our executive officers under the 2008 SERP. Credits under the 2008 SERP were made on the basis of base salary, with no participant account being credited more than $100,000 in any plan year, and no more than $250,000 being credited in the aggregate to all participant accounts in any plan year. Accounts earn interest at the prime rate of our bank, as adjusted each December.

Mr. Milkie is the only named executive officer for 2020 to participate in the 2008 SERP. Mr. Milkie will become fully vested in his account upon the earliest of his retirement (provided that he has at least twenty years of service with the Partnership), or if while employed by the Partnership, upon his death, disability, or change in control. Distribution of the accrued balance generally will be made as a lump sum amount at the time specified in the plan. Participants may elect to receive the lump sum at a different time or to receive the accrued balance in a number of future payments over a specified period if certain conditions are satisfied. In general, the delay elected by a participant may not exceed 10 years or 5 years depending on when the distribution election is made. Additional contributions to the 2008 SERP were discontinued several years ago, and we do not intend to have any other executive officers participate in this plan.

PAY RATIO DISCLOSURE

SEC rules require us to disclose the median of the annual total compensation of all employees (except our CEO), the annual total compensation of the CEO and the ratio of these two amounts for our last completed fiscal year.

We identified the median employee from a comparison of compensation information for all Company employees as of November 8, 2020 other than our CEO. The 2020 date for identifying the median employee differs from the 2019 date as the comparable Sunday for 2020, as compared to the 2019 date, was selected resulting in a calendar shift. Given the nature of our business, we rely heavily on seasonal, entry-level employees, some of whom only work one or two months per year. Consequently, as of the date we determined our median employee, seasonal employees accounted for 58.8% of our workforce. The percentage of seasonal employees as a percentage of our total workforce was less than previous years due to park closures in response to the COVID-19

54 / 2021 Proxy Statement | CEDAR FAIR, L.P.

pandemic and government mandates. To identify the median employee, we used annual earnings reported to taxing authorities (for example, in the United States, information reported on W-2s), and ranked employees from highest to lowest. For purposes of this determination, compensation paid in Canadian dollars to our Canadian employees was converted to U.S. dollars using Canadian to U.S. dollar exchange rates, consistent with the exchange methodology used in our financial reporting. The median employee of all employees except the CEO was a seasonal employee.

Once we found the median employee, we computed the annual total compensation for 2020 for that employee in the same manner as total compensation is determined for the Summary Compensation Table. Accordingly, we determined that the median of the annual total compensation of all employees (except our CEO) was $7,912 for 2020. In 2020, Richard Zimmerman held the position of Chief Executive Officer of the Company. Mr. Zimmerman’s compensation for 2020, calculated in the same manner as in the Summary Compensation Table, totaled $1,437,733. This results in an estimated CEO to median employee pay ratio of 182:1.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control. These payments and benefits derive from a combination of employment agreements, our Omnibus Incentive Plans and related award agreements and our supplemental retirement plan. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Code. We have quantified the potential payments assuming that the termination or change in control occurred on December 31, 2020 and the relevant unit price is the closing market price of our units on the NYSE on December 31, 2020, which was $39.34 per unit.

Payments Pursuant to Employment Agreements (other than in connection with a Change in Control)

The following information summarizes payments that our named executive officers will receive in the event of terminations without cause, as a result of death or disability, in connection with non-renewals of their employment agreements and in general. Descriptions of release requirements, restrictions and certain key defined terms are provided at the end of this section. For information regarding payments in the event of a change in control, see “Payments Upon a Change in Control or a Termination Following a Change in Control” below. For additional information regarding payments in the event of death, disability or retirement, see “Payments Upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans” below.

Terminations without Cause or due to Disability and Resignations for Good Reason

If we terminate the employment of Messrs. Zimmerman, Witherow, Fisher or Milkie or Ms. Semmelroth without cause or because of a disability, or if any of those executives resign for good reason (in each case, other than in connection with a change in control), each executive will be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•	An amount equal to two times his base salary for Mr. Zimmerman (and for the other executives, an amount equal to one times base salary). This amount will be payable:

•	for Mr. Zimmerman, in a single lump sum on the first regularly scheduled payroll date following the 60th day after the termination; or

•

for the other executives, at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

and will be reduced by any payments received from any short- or long-term disability plan maintained by us, where applicable;

CEDAR FAIR, L.P. | 2021 Proxy Statement / 55

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plans that vest within 18 months after his or her termination of employment without cause or his or her resignation for good reason, unless otherwise specifically exempted from vesting by the terms of the underlying award agreement (as is the case in the 2020 Back-Half Incentive Unit Awards). Equity awards other than options that vest under this provision will be paid or vest on the scheduled payment date under the award agreement without regard to the continuous employment requirements or proration. Options that vest within the 18 month period will terminate 30 calendar days after the vesting date unless exercised; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Death

If the employment of any of Messrs. Zimmerman, Witherow, Fisher or Milkie or Ms. Semmelroth is terminated by reason of death, the executive or his or her legal representatives shall be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans for the executive’s spouse and eligible dependents (less the amount of the executive’s contribution as if he or she was an active employee) for a period of up to twelve months after executive’s death, if permitted under applicable law; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

56 / 2021 Proxy Statement | CEDAR FAIR, L.P.

Non-Renewal

For executives other than Mr. Zimmerman, in certain situations where the executive’s employment agreement is not renewed (described below), the executive will be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

An amount equal to his or her base salary, payable at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance); and

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plans that vest within 18 months after his or her termination of employment, unless otherwise specifically exempted from vesting by the terms of the underlying award agreement (as is the case in the 2020 Back-Half Incentive Unit Awards), with such awards vesting and being paid as described above for terminations without cause or resignations for good reason.

Our named executive officers, other than Mr. Zimmerman, will qualify for these non-renewal benefits if we are not willing to renew the employment agreement and the executive chooses to terminate his or her employment immediately following the employment period.

Other Terminations

If the executive’s employment is terminated for any reason other than those described above or those described under “Payments Upon a Change in Control or a Termination Following a Change in Control,” which we refer to in the tables below as “All Terminations,” the executive or his or her legal representatives will be entitled to receive a lump sum payment within 30 days following termination consisting of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the date of termination. The executive also will be entitled to any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed, and all other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Releases and Restrictions; Certain Definitions

Any termination payments under the executives’ respective employment agreements are subject to execution, timely delivery, and non-revocation of a general release in favor of Cedar Fair. In addition, each executive is subject to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions contained in his or her employment agreement. The non-competition and non-solicitation obligations last for a minimum of twelve months after termination (regardless of the reason for termination), and last twelve months plus the number of months for which he or she receives severance payments or 18-month continued equity vesting, subject to a 36-month cap under Mr. Zimmerman’s employment agreement.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 57

Under the employment agreements, “cause” means: (i) the executive’s willful and continued failure to perform his or her duties or follow the lawful direction of the Board (or, for the executives other than Mr. Zimmerman, the Chief Executive Officer or the Board) or a material breach of fiduciary duty after written notice of the breach; (ii) theft, fraud, or dishonesty with regard to Cedar Fair or in connection with the executive’s duties; (iii) indictment for or conviction of (or guilty or no contest plea to) a felony or any lesser offense involving fraud or moral turpitude; (iv) material violation of our code of conduct or similar written policies after written notice specifying the violation; (v) willful misconduct unrelated to us that has, or is likely to have, a material negative impact on us after written notice specifying the failure or breach; (vi) gross negligence or willful misconduct relating to our affairs; (vii) material breach by the executive of his or her employment agreement; (viii) a final and non-appealable determination by a court or other governmental body that the executive has materially violated federal or state securities laws; or (ix) a breach or contravention of another employment agreement or other agreement or policy by virtue of the executive’s employment with us or performance of his or her duties, or the existence of any other limitation on his or her activities on our behalf except for confidentiality obligations to former employers.

“Disability” means a physical or mental incapacity or disability that renders or is likely to render the executive unable to perform his or her material duties for either 180 days in any twelve-month period or 90 consecutive days, as determined by a physician selected by us.

“Good reason” means, without the executive’s express consent: (i) any material diminution in his or her responsibilities, authorities or duties; (ii) any material reduction in the executive’s (x) base salary, or (y) target cash incentive opportunity (except in the event of an across the board reduction in base salary or cash incentive opportunity applicable to substantially all of our senior executives); (iii) a material breach of the employment agreement by us; or (iv) a forced relocation of his or her place of employment by the greater of seventy (70) miles or the distance constituting a “material change in the geographic location” of the executive’s place of employment under Section 409A. The events described in (iv) do not constitute “good reason” under Mr. Zimmerman’s employment agreement. The events described in (i), (ii) and (iv) will not constitute “good reason,” nor will the events described in (iii) constitute “good reason” under Mr. Zimmerman’s employment agreement, unless the executive notifies us in writing and we fail to cure the situation within the time periods specified in the agreement.

Payments upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans

All amounts accrued under our 2008 SERP will also become fully vested and payable upon an executive’s death, disability or retirement at age 62 or over with at least 20 years of service. Any cash incentive awards outstanding at the time of death or retirement will be paid on a prorated basis. Our performance unit awards under the Omnibus Incentive Plans will be payable in the event of death or disability while employed by us, or retirement at age 62 or over from employment with us, with amounts being prorated where the death, separation from service due to disability or retirement occurs during the performance period. Restrictions on our outstanding restricted unit awards will lapse upon death, disability or retirement. Options awarded under the Omnibus Incentive Plans will expire on the earlier of the ten year anniversary of the grant date or the date that is thirty (30) days after a separation from service under the plan. Our 2020 Back-Half Incentive Unit Awards under the 2016 Omnibus Incentive Plan will be payable in the event of death or disability while employed by us, with amounts prorated where the death or separation from service due to disability occurs during the performance period. The named executive officers also will receive payments in these situations as described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control).”

Payments upon a Change in Control or a Termination Following a Change in Control

Our employment agreements with Messrs. Zimmerman, Witherow, Fisher and Milkie and Ms. Semmelroth provide for certain benefits and payments in the event of qualifying terminations following a change in control. Our incentive plans, award agreements and 2008 SERP also contain change-in-control provisions. Each of our incentive plans, award agreements and employment agreements uses the “change in control” definition provided by Section 409A of the Code or a definition based on the 409A definition. As a result, if a change in control occurs under one plan or agreement, it will trigger payment under the other plans and agreements as well. “Change-in-control” events include:

•

a change in ownership of the Partnership which generally would occur when a person or group acquires units representing more than 50 percent of the total fair market value or total voting power of the Partnership;

58 / 2021 Proxy Statement | CEDAR FAIR, L.P.

•

a change in the effective control of the Partnership, which could occur even if a change in ownership has not occurred, and would occur if either (i) a person or group acquires units, all at once or over a period of 12 months, representing 30 percent or more of the total voting power of the Partnership, or (ii) a majority of our directors will have been replaced during a 12-month period by directors not endorsed by a majority of the board before the date of appointment or election; or

•

a change in ownership of a substantial portion of the assets of the Partnership, which would occur if a person or group acquires, all at once or over a period of 12 months, assets from us that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of our assets immediately before the acquisition(s), determined without regard to any liabilities associated with such assets.

Section 409A and its rules contain detailed provisions for determining whether a change-in-control event has occurred. The above descriptions of change-in-control events are general summaries only, and we refer you to Section 409A and its rules for additional detail.

All of our employment agreements with change in control severance provisions and our supplemental retirement plan contain a double trigger change in control provision, which means that two events must occur for a participant to receive payments under the change in control provision. First, a change in control must occur. The second trigger under the employment agreements is that the executive’s employment must be terminated within 24 months following the change in control. Terminations for “good reason” (as defined above) by the executive qualify for change in control protection in addition to involuntary terminations. The second trigger under our supplemental retirement plan is the occurrence of a separation from service under the plan. While most of the employment agreement change in control benefits are subject to the double trigger, the agreements also provide that any equity awards under our Omnibus Plans (including any successor plans) fully and immediately vest upon a change in control (i.e., a single trigger for the equity awards), with performance awards payable at target or as specified in the plan or the award terms. Our 2008 Omnibus Incentive Plan and outstanding equity awards under it contain single trigger change in control provisions. Our 2016 Omnibus Incentive Plan has a double trigger change in control provision, subject to our award and employment agreement terms and Committee discretion. This results in a single trigger for our named executive officers’ outstanding equity awards under their employment agreements, except for the 2021 performance and restricted unit awards, for which the double trigger plan provision applies under the award agreements.

If we terminate the employment of Mr. Zimmerman, Mr. Witherow, Mr. Fisher, Mr. Milkie or Ms. Semmelroth without cause or because of a disability within 24 months following a change in control, or if any of those executives resign for good reason within 24 months following a change in control, the executive is entitled to the payments and benefits described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control) - Terminations without Cause or due to Disability and Resignations for Good Reason,” except that:

•	in lieu of his or her non-change in control severance or base salary continuation, as applicable:

○

Each executive other than Mr. Zimmerman will receive, a lump sum severance amount equal to two and one-half times the executive’s annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

○	Mr. Zimmerman will receive a lump sum severance amount equal to three times annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

•

the executive will have the right to continue medical and dental insurance coverage under COBRA during the 30 month period following the termination, and to receive monthly reimbursement of such COBRA continuation coverage premiums from us, if permitted by applicable law.

For purposes of our employment agreements, “cash compensation” with respect to any calendar year is defined as (a) the total salary payable, (b) target annual cash incentive compensation with respect to that calendar year, even

CEDAR FAIR, L.P. | 2021 Proxy Statement / 59

if not paid during the year, and (c) with respect to any multi-year cash bonus, the amount actually paid. Any lump sum payments made pursuant to the employment agreements in connection with a change in control will be paid on the next regularly scheduled payroll date following the sixtieth day after the termination, subject to the requirements of Section 409A.

In addition, upon a change in control (or, for our 2021 performance and restricted unit awards, upon a change in control with a qualifying termination of employment), named executive officer equity incentive plan awards would vest or be paid as follows pursuant to the various plans and agreements:

•

All performance awards will be deemed to have been earned and payable in full and any other restriction shall lapse and the awards will be paid within 30 days. Our outstanding performance awards will be deemed earned at the target level.

•	All restrictions applicable to our outstanding restricted unit awards will lapse and restricted units will become fully vested and transferable.

•

Unless the Committee determines otherwise, if we make “other unit awards” under the 2016 Omnibus Incentive Plan, all restrictions, limitations and other conditions applicable to such awards would lapse and those awards would become fully vested and transferable and be issued, settled or distributed, as applicable within 30 days. The 2020 Back-Half Incentive Unit Awards will become fully and immediately vested and payable at the target number of potential units.

•

Unless the Committee determines otherwise, if we grant options or unit appreciation rights under the 2016 Omnibus Incentive Plan, any unvested options and unit appreciation rights would vest and become fully exercisable. Option holders could elect to “cash out” any options within 60 days for the difference between the price of the option and the fair market value per unit at the time of the election.

All amounts accrued by the named executive officers under our 2008 SERP will vest and be funded in a trust for the benefit of the executive officers when they retire at or after reaching age 62, die, or become disabled, whichever occurs first.

Our executive employment agreements cap the present value of the aggregate payments, distributions and benefits provided to or for the executive’s benefit which constitute parachute payments under Section 280G of the Code at 299% of the base amount (as defined for purposes of Section 280G). If the present value exceeds the cap, the payments, distributions and benefits to the executive will be reduced in the order specified in his employment agreement so that the reduced amount will result in no portion of his payments, distributions and benefits being subject to excise tax. We refer to this type of provision as a “280G cap and cutback provision” below.

Payments of change-in-control amounts or provisions of change-in-control benefits under the employment agreements are conditioned upon the execution and non-revocation of a mutually acceptable separation agreement and release.

60 / 2021 Proxy Statement | CEDAR FAIR, L.P.

Table of Potential Payments Upon Termination or Change in Control

The payments that would have been made to each of the named executive officers upon a termination of his or her employment or a change in control of the Partnership as of December 31, 2020 are as follows:

Name/ Benefits and Payments Upon Separation	All Terminations	Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only	Termination upon Change in Control
Richard A. Zimmerman

Earned but unpaid salary	$37,260	$37,260		$—		$37,260		$37,260		$—	$37,260

Severance	—	1,700,000		—		1,700,000		—		—	5,071,029	(1)

Restricted units	—	1,229,200	(3)	—		1,481,255		1,481,255		1,481,255	1,481,255

Performance units	—	772,913	(4)	—		772,913	(5)	772,913	(5)	3,266,754	3,266,754

2020 Back-Half units	—	—		—		723,470	(6)	723,470	(6)	898,250	898,250

Health benefits	—	18,624		—		18,624		18,624		—	76,061

Total	$37,260	$3,757,997	(7)	$—		$4,733,522		$3,033,522		$5,646,259	$10,830,609

Brian C. Witherow

Earned but unpaid salary	$23,321	$23,321		$23,321		$23,321		$23,321		$—	$23,321

Severance	—	532,000		532,000		532,000		—		—	2,570,499	(2)

Restricted units	—	519,411	(3)	519,411	(3)	624,579		624,579		624,579	624,579

Performance units	—	339,976	(4)	339,976	(4)	339,976	(5)	339,976	(5)	1,388,427	1,388,427

2020 Back-Half units	—	—		—		362,263	(6)	362,263	(6)	449,774	449,774

Health benefits	—	19,422		19,422		19,422		19,422		—	50,984

Total	$23,321	$1,434,130	(7)	$1,434,130	(7)	$1,901,561		$1,369,561		$2,462,780	$5,107,584

Tim V. Fisher

Earned but unpaid salary	$26,301	$26,301		$26,301		$26,301		$26,301		$—	$26,301

Severance	—	600,000		600,000		600,000		—		—	497,601	(1)

Restricted units	—	600,007	(3)	600,007	(3)	718,623		718,623		718,623	718,623

Performance units	—	370,976	(4)	370,976	(4)	370,976	(5)	370,976	(5)	1,591,932	1,591,932

2020 Back-Half units	—	—		—		408,540	(6)	408,540	(6)	507,250	507,250

Health benefits	—	19,219		19,219		19,219		19,219		—	62,453

Total	$26,301	$1,616,503	(7)	$1,616,503	(7)	$2,143,659		$1,543,659		$2,817,805	$3,404,160

Duffield E. Milkie

Earned but unpaid salary	$20,164	$20,164		$20,164		$20,164		$20,164		$—	$20,164

Severance	—	460,000		460,000		460,000		—		—	2,232,999	(2)

Restricted units	—	342,241	(3)	342,241	(3)	412,710		412,710		412,710	412,710

Performance units	—	221,484	(4)	221,484	(4)	221,484	(5)	221,484	(5)	913,632	913,632

2020 Back-Half units	—	—		—		313,207	(6)	313,207	(6)	388,876	388,876

Supplemental retirement	—	—		—		132,442		132,442		132,442	132,442

Health benefits	—	18,768		18,768		18,768		18,768		—	54,342

Total	$20,164	$1,062,657	(7)	$1,062,657	(7)	$1,578,775		$1,118,775		$1,847,660	$4,155,165

Kelley S. Semmelroth

Earned but unpaid salary	$17,622	$17,622		$17,622		$17,622		$17,622		$—	$17,622

Severance	—	402,000		402,000		402,000		—		—	1,874,499	(2)

Restricted units	—	255,810	(3)	255,810	(3)	305,482		305,482		305,482	305,482

Performance units	—	172,113	(4)	172,113	(4)	172,113	(5)	172,113	(5)	686,640	686,640

2020 Back-Half units	—	—		—		273,712	(6)	273,712	(6)	339,858	339,858

Health benefits	—	13,528		13,528		13,528		13,528		—	36,785

Total	$17,622	$861,073	(7)	$861,073	(7)	$1,184,457		$782,457		$1,331,980	$3,260,886

CEDAR FAIR, L.P. | 2021 Proxy Statement / 61

(1)

Amount was decreased by $328,970 and by $2,307,398 to comply with the 280G cap and cutback provision of Mr. Zimmerman’s and Mr. Fisher’s employment agreements, respectively. Pre-capped severance amount based on 2019 cash compensation, as defined in their employment agreements and described above on pages 55-60, which reflects the salary and target annual cash bonus for 2019. See Summary Compensation Table for increased 2020 salary versus 2019 and Grants of Plan-Based Awards Table for 2020 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2021 (subject to the 280G cap and cutback provision).

(2)

Severance amount based on 2019 cash compensation, as defined in his or her employment agreement and described above on pages 55-60, which reflects the salary and target annual cash bonus for 2019. See Summary Compensation Table for increased 2020 salary versus 2019 and Grants of Plan-Based Awards Table for 2020 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2021 (subject to the 280G cap and cutback provision).

(3)

Amount includes the restricted units awarded to each of the named executive officers in 2017 and 2018, and two-thirds of the restricted units awarded in 2019. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of the restricted units also depends on the value of future partnership distributions made prior to the payment date.

(4)

Amount includes the performance awards awarded to each of the named executive officers in 2017. This amount is based on the actual number of units earned for the 2017 award as a result of the February 2021 award modification. See Compensation Discussion and Analysis - Elements of Executive Compensation - Performance Attained and Vesting of Prior Year (2018-2020) Performance Unit Awards for more information. This amount does not include any units under the 2019-2021 award, as we currently do not expect any units to be earned under that award due to the impact of COVID-19.

(5)

If each of the named executive officers had died or had become disabled on December 31, 2020, he or she would be entitled to receive payment in 2021, 2022 and 2023, respectively, as provided in his or her 2018-2020, 2019-2021 and 2020-2022 performance unit awards as if he or she were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2020, the date of death or disability, and would depend upon the level of attainment of the performance metrics. Accordingly, this amount includes the value at December 31, 2020 of the actual number of units earned under the 2018-2020 award as a result of the February 2021 award modification. See Compensation Discussion and Analysis - Elements of Executive Compensation - Performance Attained and Vesting of Prior Year (2018-2020) Performance Unit Awards for more information. This amount does not include any units under the 2019-2021 award and the 2020-2022 award, as we do not currently expect any units to be earned under the 2019-2021 or 2020-2022 performance unit awards due to the impact of COVID-19.

(6)

If each of the named executive officers had died or had become disabled on December 31, 2020, he or she would be entitled to receive payment in 2022, as provided in his or her 2020 Back-Half Incentive Unit Award as if he or she were employed on the payment date. Any such payments from the performance awards would be prorated as of December 31, 2020, the date of death or disability, and would depend upon the level of attainment of the performance metrics. Accordingly, this amount includes the value at December 31, 2020 of approximately 71% of the actual number of units earned under the 2020 Back-Half Incentive Unit Awards, which remain subject to the 12-month service period. See Compensation Discussion and Analysis - Elements of Executive Compensation - 2020 Back-Half Incentive Unit Awards for more information.

(7)	Total value could be higher or lower depending upon the factors described in footnote 3.

62 / 2021 Proxy Statement | CEDAR FAIR, L.P.

DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors recommends the fees paid to Directors and Board Committee members for services in those capacities. The schedule of fees for 2021 is as follows:

1.

For service as a member of the Board, a retainer of $70,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $130,000 per annum to be paid in limited partnership units, adjusted for fractional units as needed;

2.	For service as a Board Committee member, $5,000 per annum (excluding Committee Chair); and

3.

For service as Chairman of the Board of Directors, a fee of $125,000 per annum; for service as Chair of the Audit Committee of the Board, a fee of $20,000 per annum; for service as the Chair of the Compensation Committee, a fee of $15,000 per annum; and for service as the Chair of the Nominating and Corporate Governance Committee, a fee of $12,000 per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity. Additionally, all Directors are to accumulate units equal to four times the annual cash retainer within four years of becoming a Director. The directors have the option to elect to defer some or all of their annual equity payment. The deferred units accrue distribution equivalents and are paid out in a lump sum in units, or a combination of cash and units, upon the director’s departure from the Board.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 63

Director Compensation for 2020

The table that follows summarizes the director compensation paid by the Partnership for the fiscal year ended December 31, 2020. The schedule of non-employee director fees for 2020 was as follows:

1.

For service as a member of the Board, a retainer of $70,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $130,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.	For service as a Board Committee member, $5,000 per annum (excluding Committee Chair); and

3.

For service as Chairman of the Board of Directors, a fee of $125,000 per annum; for service as Chair of the Audit Committee of the Board, a fee of $20,000 per annum; for service as the Chair of the Compensation Committee, a fee of $15,000 per annum; and for service as the Chair of the Nominating and Corporate Governance Committee, a fee of $12,000 per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($) (4)	Unit Awards ($) (5)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Louis Carr (2)	$10,937	$17,506	—	—	—	—	$28,443

Gina D. France	$195,313	—	—	—	—	—	$195,313

Daniel J. Hanrahan	$264,063	—	—	—	—	—	$264,063

D. Scott Olivet	$86,250	$97,524	—	—	—	—	$183,774

Matthew A. Ouimet	$180,313	—	—	—	—	—	$180,313

Carlos A. Ruisanchez	$53,750	$130,019	—	—	—	—	$183,769

John M. Scott, III (3)	$53,750	—	—	—	—	—	$53,750

Lauri M. Shanahan	$191,876	—	—	—	—	—	$191,876

Debra Smithart-Oglesby	$61,063	$130,019	—	—	—	—	$191,082

(1)

Richard A. Zimmerman is not included in this table as Mr. Zimmerman was an employee of the Partnership in 2020 and did not receive any additional compensation for service as a Director. The compensation to Mr. Zimmerman as an employee of the Partnership is shown in the Summary Compensation Table and our other Executive Compensation disclosures.

(2)	Louis Carr was appointed to the Board of Directors in November 2020.

(3)	John M. Scott, III resigned in September 2020. Mr. Carr was appointed as Mr. Scott’s successor.

(4)

The 2020 fees earned or paid in cash reflect the impact of the suspension of cash retainer fees for the period April 27, 2020 through July 19, 2020. In response to the effects of the COVID-19 pandemic and the temporary closure of our parks, we suspended cash retainer fees as a proactive measure to reduce operating expenses and cash outflow. We resumed full cash retainer fees following the opening of several of our parks.

64 / 2021 Proxy Statement | CEDAR FAIR, L.P.

(5)

The amounts in column (c) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of units awarded to Messrs. Carr, Olivet and Ruisanchez and Ms. Smithart-Oglesby in 2020. For 2020, Mr. Carr and Ms. Smithart-Oglesby received 100% of his or her annual equity payment in the form of 445 and 3,305 units, respectively. Mr. Olivet received 75% of his annual equity payment in the form of 2,479 deferred units, and Mr. Ruisanchez received 100% of his annual equity payment in the form of 3,305 deferred units. As of December 31, 2020, Mr. Hanrahan had 14,421 deferred units outstanding, Mr. Olivet had 14,687 deferred units outstanding, Mr. Ruisanchez had 3,305 deferred units outstanding, Ms. Shanahan had 9,108 deferred units outstanding and Ms. Smithart-Oglesby had 4,571 deferred units outstanding. Mr. Scott settled his units during 2020 upon his resignation.

(6)

As of December 31, 2020, Mr. Ouimet had 208,879 options outstanding. Under our transition agreement with Mr. Ouimet, entered into in December 2019, he has remained in service on the Board of Directors as a non-employee director. The transition agreement provided Mr. Ouimet with continued vesting of his outstanding long-term equity incentive compensation so long as he continued to serve as a non-employee director through the applicable restricted period or payment date. Mr. Ouimet had no awards outstanding as of December 31, 2020 other than his options.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 65

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Lauri M. Shanahan, Chair

D. Scott Olivet

Carlos A. Ruisanchez

Debra Smithart-Oglesby

66 / 2021 Proxy Statement | CEDAR FAIR, L.P.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number of Partnership units beneficially owned by each of the Partnership’s Directors, each of the Board’s nominees for election at the annual meeting, each of the named executive officers, and all current Directors and executive officers as a group as of March 26, 2021, and by each person known by the Partnership to own 5% or more of its units.

Directors, Board Nominees and Executive Officers

	Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Beneficial Ownership (1)		Voting Power (1)		Investment Power		Percentage of Units (2)
			Sole	Shared	Sole	Shared

Richard A. Zimmerman	252,713	(3)	252,713	—	213,302	—	*

Brian C. Witherow	193,877	(4)	191,609	2,268	175,146	2,268	*

Tim V. Fisher	35,884	(5)	35,884	—	17,114	—	*

Duffield E. Milkie	95,074	(6)	94,793	281	83,807	281	*

Kelley S. Semmelroth	67,946	(7)	59,946	8,000	51,243	8,000	*

Louis Carr	445		445	—	445	—	*

Gina D. France	10,525		10,525	—	10,525	—	*

Daniel J. Hanrahan	44,318	(8)	44,318	—	44,318	—	*

D. Scott Olivet	21,913	(8)	21,913	—	21,913	—	*

Matthew A. Ouimet	326,996	(9)	290,496	36,500	290,496	36,500	*

Carlos A. Ruisanchez	14,613	(8)	14,613	—	14,613	—	*

Lauri M. Shanahan	12,682	(8)	12,682	—	12,682	—	*

Debra Smithart-Oglesby	35,296	(8)	35,296	—	35,296	—	*

All Directors and executive officers as a group (16 individuals) (10)	1,175,640		1,128,591	47,049	1,020,697	47,049	2.1%

*	Less than one percent of outstanding units.

(1)

Includes restricted units over which there is voting power, but no investment power, as follows: Mr. Zimmerman, 39,411; Mr. Witherow, 16,463; Mr. Fisher, 18,770; Mr. Milkie, 10,986; Ms. Semmelroth, 8,703; and all executive officers and directors as a group (16 individuals) 107,894.

(2)

Each beneficial owner’s ownership percentage has been calculated assuming full exercise of outstanding options to purchase units, if any, exercisable by such owner within 60 days after March 26, 2021, as well as any deferred units the beneficial owner has the right to acquire within 60 days after March 26, 2021, but no exercise of outstanding options covering units held by any other person. The ownership percentage of the Directors and executive officers as a group has been calculated assuming full exercise of outstanding options that the Directors and executive officers as a group have the right to exercise as well as any deferred units that the Directors and executive officers as a group have a right to acquire, within 60 days after March 26, 2021, but no exercise of outstanding options covering units held by anyone outside that group.

(3)

Consists of 213,302 units as to which Mr. Zimmerman has sole voting and investment power (which includes 180,373 units directly owned by Mr. Zimmerman as of March 26, 2021 and 32,929 units that Mr. Zimmerman has the right to acquire within 60 days of March 26, 2021 through the exercise of options) and the restricted units referenced in footnote 1.

(4)

Consists of 175,146 units as to which Mr. Witherow has sole voting and investment power (which includes 130,268 units directly owned by Mr. Witherow as of March 26, 2021 and 44,878 units that Mr. Witherow has

CEDAR FAIR, L.P. | 2021 Proxy Statement / 67

the right to acquire within 60 days of March 26, 2021 through the exercise of options) and the restricted units referenced in footnote 1; and 2,268 units for which he has shared voting and investment power.

(5)	Consists of 17,114 units as to which Mr. Fisher has sole voting and investment power which are directly owned by Mr. Fisher as of March 26, 2021 and the restricted units referenced in footnote 1.

(6)

Consists of 83,807 units as to which Mr. Milkie has sole voting and investment power (which includes 65,703 units directly owned by Mr. Milkie as of March 26, 2021 and 18,104 units that Mr. Milkie has the right to acquire within 60 days of March 26, 2021 through the exercise of options) and the restricted units referenced in footnote 1; and 281 units for which he has shared voting and investment power.

(7)

Consists of 51,243 units as to which Ms. Semmelroth has sole voting and investment power (which includes 37,300 units directly owned by Ms. Semmelroth as of March 26, 2021 and 13,943 units that Ms. Semmelroth has the right to acquire within 60 days of March 26, 2021 through the exercise of options) and the restricted units referenced in footnote 1; and 8,000 units for which she has shared voting and investment power.

(8)

Includes units which such Directors have the vested right to acquire (within 60 days of March 26, 2021) through the conversion of deferred units under the Director equity deferred compensation program upon termination of a service as a Director of Cedar Fair: Mr. Hanrahan, 14,421 units; Mr. Olivet, 14,687 units; Mr. Ruisanchez, 3,305 units; Ms. Shanahan, 9,108 units; and Ms. Smithart-Oglesby, 4,571 units.

(9)

Consists of 290,496 units as to which Mr. Ouimet has sole voting and investment power (which includes 23,065 units directly owned by Mr. Ouimet and 267,431 units indirectly owned by Mr. Ouimet as sole trustee and beneficiary as of March 26, 2021); and 36,500 units for which he has shared voting and investment power.

(10)

The unit amounts listed include a total of 155,946 units of limited partner interest which all current directors and executive officers as a group have vested options or deferred equity compensation with the right to acquire within 60 days from March 26, 2021.

5% or Greater Unitholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Units
Morgan Stanley Morgan Stanley Strategic Investments, Inc. 1585 Broadway New York, NY 10036	4,705,359	(1)	8.3%
The Goldman Sachs Group, Inc. Goldman Sachs & Co. LLC 200 West Street New York, NY 10282	4,343,014	(2)	7.6%

(1)

Based upon a Schedule 13G/A filing by Morgan Stanley and Morgan Stanley Strategic Investments, Inc. on February 10, 2021. On the Schedule 13G/A, Morgan Stanley reported shared voting power over 4,593,769 units and reported shared dispositive power over and aggregate beneficial ownership of 4,705,359 units. Morgan Stanley Strategic Investments, Inc. reported shared voting power, shared dispositive power over and aggregate beneficial ownership of 4,558,154 units.

(2)

Based upon a Schedule 13G filing by The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC (“Goldman Sachs”) on February 10, 2021. On the Schedule 13G, Goldman Sachs reported shared voting power over 4,338,919 units and reported shared dispositive power over and aggregate beneficial ownership of 4,343,014 units.

68 / 2021 Proxy Statement | CEDAR FAIR, L.P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions that must be disclosed between the Partnership and our officers, directors, Board nominees for election or any person related to our officers or directors or Board nominees for election, or with any holder of more than 5% of the outstanding units or any person related to such unitholder, during 2020 and through the date of this proxy statement.

The Board’s Corporate Governance Guidelines include policies and procedures for the review and approval of interested transactions, which are defined as transactions in which CFMI or the Partnership participate and any executive officer, director, director nominee, beneficial owner of more than 5% of the Partnership’s units, or immediate family member of any of the foregoing, has a direct or indirect material interest. The definition of interested transactions is intended to cover the types of transactions subject to Regulation S-K Item 404 and excludes certain types of transactions consistent with that regulation. The policy generally presumes a related party’s interest to be material unless clearly incidental in nature or determined in accordance with the policy to be immaterial in nature.

Each executive officer, director and director nominee is required to notify the Chair of the Nominating and Corporate Governance Committee of his or her intention to enter into, or to cause CFMI or the Partnership to enter into, an interested transaction. The Committee reviews the material facts of all interested transactions requiring its approval, and the disinterested members of the Committee either approve or disapprove the entry into the interested transaction. The policy also provides a mechanism for Committee review and ratification or modification of any interested transactions as to which advance approval is not feasible or that were entered into in error. In determining whether to approve or ratify a transaction, the Committee considers whether or not the transaction is in, or not inconsistent with, the best interests of the Partnership, taking into account the following (among other factors it considers appropriate): (i) the position within or relationship of the related party with the Partnership or CMFI, (ii) the extent of the related party’s interest in the transaction, (iii) the business purpose for and reasonableness of the transaction, including available alternatives for achieving the business purpose, (iv) whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party, (v) whether the transaction impacts the independence or objectivity of the director or executive officer, and (vi) whether the transaction creates the perception of impropriety. Authority is delegated under the policy to the Chair of the Nominating and Corporate Governance Committee to pre-approve or ratify any interested transactions that do not involve a director and that are expected to involve less than $120,000, subject to subsequent review by the Committee. No director is allowed to participate in any discussion or approval of an interested transaction for which he or she is a related party, except for providing material information as to the transaction and for counting to determine the presence of a quorum to act on the transaction. An ad hoc committee of at least two independent directors may be designated by the Board where less than two members of the Committee would be available to review an interested transaction involving a member of a Committee.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 69

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. oversees the Partnership’s financial reporting process. Management has the primary responsibility for the consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements and internal controls for 2020 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP, including a discussion of the quality, not just the acceptability, of the Partnership’s accounting principles; the reasonableness of significant judgments; and such other matters as are required to be discussed with the independent auditor by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, “Communications With Audit Committees,” the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent auditor the firm’s independence from management and the Partnership, including the matters in the letter received from the firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of non-audit services with the independent auditor’s independence.

The Committee met five times during fiscal 2020. The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Partnership, the Partnership’s internal audit function and the Partnership’s independent auditor. The Committee discussed with the Partnership’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Partnership’s internal control, including internal control over financial reporting; and the overall quality of the Partnership’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Partnership’s independent auditor, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Partnership’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Partnership’s operations and industry. Based on this evaluation, the Audit Committee has retained Deloitte & Touche LLP as the Partnership’s independent auditor for 2021. Deloitte & Touche LLP has been the Independent Auditor for the Partnership since 2004. The members of the Audit Committee and the Board believe that, due to Deloitte & Touche LLP’s knowledge of the Partnership and of the industries in which it operates, it is in the best interests of the Partnership and its unitholders to continue retention of Deloitte & Touche LLP to serve as the Partnership’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board ask the unitholders, at the Annual Meeting, to ratify the appointment of the independent auditors.

Based on the above reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.

Gina D. France, Chair

Louis Carr

D. Scott Olivet

Carlos A. Ruisanchez

70 / 2021 Proxy Statement | CEDAR FAIR, L.P.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SERVICES AND FEES

The aggregate fees billed or expected to be billed for the audit and non-audit services provided to us by our principal accountant during the last two fiscal years are set forth below.

Type of Fees	2020	2019

Audit Fees	$1,596,609	$1,195,344

Audit-Related Fees	450,578	81,675

Tax Fees	277,749	352,988

All Other Fees	3,790	212,265

Total	$2,328,726	$1,842,272

Audit Fees consist of fees billed or expected to be billed by Deloitte for professional services rendered for the 2020 and 2019 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees consist of fees billed or expected to be billed by Deloitte that principally include due diligence, assurance services that are reasonably related to the performance of the audit or review of the Partnership’s financial statements and other attestation services or consultations that are not reported under audit fees. In 2020, assurance services rendered for COVID-19 related impacts were included within this category.

Tax fees consist of fees billed or expected to be billed by Deloitte for services related to tax compliance ($252,564 and $261,239 for 2020 and 2019, respectively) and tax planning ($25,185 and $91,749 for 2020 and 2019, respectively).

Other fees consist of fees for permitted services rendered by Deloitte that do not fit within the above category descriptions, which in 2019 included fees for strategic acquisition due diligence.

The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditors. In February 2020, the Audit Committee adopted a policy providing pre-approval thresholds for permissible non-attest professional fees for services, including those non-attest services provided by Deloitte, on a fixed fee or time and material basis. Permissible non-attest fees up to $50,000 can be approved by the Chief Financial Officer or Chief Accounting Officer, greater than $50,000 require approval by the Chair of the Audit Committee and greater than $250,000 require approval by the full Audit Committee. Approvals by the Chief Financial Officer, Chief Accounting Officer or Chair of the Audit Committee are subject to ratification by the Audit Committee.

EXPENSES OF SOLICITATION OF PROXIES

We have sent you this proxy and will pay the cost of soliciting the proxies from unitholders. Proxies may be solicited personally, by mail, by telephone, by email, by fax, by press release, by press interview or via the Internet. In addition, arrangements have been or will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. We have retained Morrow Sodali LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow Sodali LLC will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI, its directors and certain of its officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

CEDAR FAIR, L.P. | 2021 Proxy Statement / 71

UNITHOLDER PROPOSALS AND NOMINATIONS FOR THE 2022 ANNUAL MEETING

Any unitholder who wishes to present a proposal other than a nomination at the 2022 annual meeting and to have the proposal considered for inclusion in the Partnership’s proxy statement and form of proxy for that meeting pursuant to SEC Rule 14a-8 must deliver the proposal at our principal executive offices not later than December 8, 2021. Any unitholder who wishes to present such a proposal at the 2022 annual meeting other than for inclusion in the Partnership’s proxy statement and form of proxy must deliver the proposal at our executive offices not later than February 21, 2022 or such proposal will be untimely. If a unitholder fails to submit the proposal by February 21, 2022, the appointed proxies may exercise discretionary voting authority on the proposal.

Any limited partner of record may nominate one or more persons for election or reelection to the Board at an annual meeting of limited partners in accordance with our Partnership Agreement if they meet and comply with the notice, procedural, informational, and other requirements of the Partnership Agreement. Limited partners must give timely notice in writing to the secretary of the Partnership of any such nominations. To be timely, a unitholder’s notice must be delivered to or received at our executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of unitholders. However, if the annual meeting is advanced more than 30 days prior to the anniversary or delayed more than 60 days after such anniversary, then to be timely such notice must be received by the Partnership no later than the later of 70 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting was made. In order for a unitholder’s notice to be proper, such notice must include all the necessary information prescribed in the Partnership Agreement and the nominating person and the unitholder-nominated director candidate must provide and timely supplement certain relevant background, biographical, security ownership and other information. In addition, the nominating person must be entitled to vote at and hold units as of the annual meeting. The Partnership and General Partner are not required to include in its proxy materials any person nominated by a unitholder. If the 2022 annual meeting is held no earlier than April 19, 2022 and no later than July 18, 2022, any nominations will need to be delivered or received no earlier than February 18, 2022 and no later than March 20, 2022 in order to be timely.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of units, only one copy of the proxy statement and annual report may have been sent to multiple unitholders in your household unless your nominee has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: Cedar Fair, L.P., One Cedar Point Drive, Sandusky, Ohio 44870, telephone (419) 627-2233, Attention: Investor Relations. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this report that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, including those listed under Item 1A in the Partnership’s Form 10-K, could adversely affect our future financial performance and cause actual results, or our beliefs or strategies, to differ materially from our expectations. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this document.

72 / 2021 Proxy Statement | CEDAR FAIR, L.P.

CEDAR FAIR, L.P.

ONE CEDAR POINT DRIVE

SANDUSKY, OH 44870

ATTN: MICHAEL RUSSELL

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/FUN2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the Instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43266-P53901                             KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

CEDAR FAIR, L.P.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR Daniel J. Hanrahan, Lauri M. Shanahan and Debra Smithart-Oglesby and FOR Proposals 2 and 3.	☐	☐	☐

1. Elect Three (3) Class II Directors for a three-year term expiring in 2024 from those nominees nominated in accordance with our Partnership Agreement:
Board’s Nominees:
01) Daniel J. Hanrahan
02) Lauri M Shanahan
03) Debra Smithart-Oglesby
					For	Against	Abstain
2. Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;					☐	☐	☐
3. Approve, on an advisory basis, the compensation of our named executive officers;					☐	☐	☐
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted as the Board recommends.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at https://ir.cedarfair.com/overview/proxy.

Due to public health concerns regarding the coronavirus outbreak (COVID-19), this year’s annual meeting will be a “virtual meeting” of unitholders. You will not be able to attend the annual meeting physically. You will be able to attend the annual meeting virtually and vote during a live webcast by visiting www.virtualshareholdermeeting.com/FUN2021 and entering the 16-digit control number included on your proxy card. Further details regarding the virtual meeting format can be found in the Virtual Meeting Considerations section.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

D43267-P53901

CEDAR FAIR, L.P.

ANNUAL MEETING OF LIMITED PARTNERS, MAY 19, 2021

This Proxy is Solicited on Behalf of the Board of Directors of Cedar Fair, L.P.’s General Partner, Cedar Fair Management, Inc.

The undersigned hereby appoints Richard A. Zimmerman and Brian C. Witherow and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on March 26, 2021, at the Annual Meeting of Limited Partners to be held on May 19, 2021, or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF DANIEL J. HANRAHAN, LAURI M. SHANAHAN AND DEBRA SMITHART-OGLESBY TO THE BOARD OF DIRECTORS, FOR THE PROPOSAL TO CONFIRM THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DANIEL J. HANRAHAN, LAURI M. SHANAHAN AND DEBRA SMITHART-OGLESBY, AND FOR PROPOSALS 2 AND 3. IF ANY OF THE BOARD’S NOMINEES ARE UNABLE OR UNWILLING TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THE PROXIES MAY USE THIS PROXY TO VOTE FOR A REPLACEMENT NOMINEE RECOMMENDED BY THE BOARD, WHETHER OR NOT ANY OTHER NOMINATIONS ARE PROPERLY MADE AT THE MEETING.

(Continued and to be signed on reverse side)